UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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HSN, Inc.

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N/A

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March 25, 2013

Dear Fellow Shareholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2013 annual meeting of shareholders of HSN, Inc., which will be held on Wednesday, May 8, 2013, at 2:30 p.m., local time, at the HSN, Inc. corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729. At the meeting, we will be electing our directors, ratifying the appointment of our auditors and transacting any other business that properly comes before the meeting.

We hope that you will attend the meeting. Whether or not you plan to attend the meeting, please take the time to vote your shares. Your vote is very important, regardless of the number of shares you own. The attached notice of annual meeting provides instructions on how to vote online, by mail or by telephone. We encourage you to take advantage of voting on the internet because it is a convenient and less expensive way for us to tabulate your vote.

Thank you for your continued support of HSN, Inc.

Sincerely,

Mindy Grossman
Chief Executive Officer

HSN, INC.

1 HSN Drive

St. Petersburg, Florida 33729

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the annual meeting of shareholders of HSN, Inc., a Delaware corporation, will be held on Wednesday, May 8, 2013 at 2:30 p.m., local time, at the company’s corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729. At the annual meeting, shareholders will be asked to:

1.	elect nine directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of shareholders;

2.	ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2013; and

3.	transact such other business as may properly come before the meeting or any related adjournments or postponements.

Our Board of Directors has set March 11, 2013 as the record date for the annual meeting. This means that only holders of record of our common stock at the close of business on that date are entitled to receive notice of the meeting and to vote their shares at the meeting or any related adjournments or postponements.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Shareholders. On or about March 25, 2013, we are mailing to many of our shareholders a notice of availability of the proxy materials over the internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the internet, as well as instructions on obtaining a paper copy of the materials. This process is more environmentally friendly and reduces our costs to print and distribute these materials. Shareholders who do not receive such a notice of availability and shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.

By Order of the Board of Directors,

Gregory J. Henchel
Secretary

March 25, 2013

St. Petersburg, Florida

PROXY STATEMENT

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PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I being asked to review these materials?

A:	HSN, Inc., or HSNi, is providing these proxy materials to you in connection with the solicitation of proxies by HSNi’s Board of Directors for use at HSNi’s 2013 annual meeting of shareholders. The annual meeting will take place at our corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729, on May 8, 2013. Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Why are many of our shareholders being asked to review materials on-line?

A:	We use the internet to furnish proxy materials to many of our shareholders, rather than mailing printed copies of those materials to each shareholder. Furnishing proxy materials by email will save HSNi the cost of printing and mailing documents to you and will reduce the impact of HSNi’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How can I get electronic access to the proxy materials?

A:	On or about March 25, 2013, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to our shareholders (other than those who previously requested printed copies or electronic delivery of our proxy materials). If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the internet as well as how to instruct HSNi to send future proxy materials to you by email. If you received a Notice by mail but would rather receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

The proxy materials are also available on the company’s investor relations website at www.hsni.com.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. Our 2012 Annual Report, which includes our audited consolidated financial statements for the year ended December 31, 2012, is also provided with the proxy statement.

Q:	What does it mean if I received more than one proxy or voting instruction form?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy you receive to ensure that all of your shares are voted.

Q:	What matters will HSNi shareholders vote on at the annual meeting?

A:	There are two proposals to be considered and voted on at the meeting. The proposals to be voted on are as follows:

Proposal 1—to elect nine directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of shareholders or until such director’s successor shall have been duly elected and qualified; and

Proposal 2—to ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the year ending December 31, 2013.

We will also consider other business as may properly come before the meeting and any related adjournments or postponements.

For a more detailed discussion of each of these proposals, please see the information included elsewhere in the proxy statement.

Q:	What are the Board’s voting recommendations?

A:	The Board of Directors recommends that you vote your shares as follows:

“FOR” each of the nine nominees to the Board of Directors (Proposal 1); and

“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm (Proposal 2).

Q:	Who is entitled to vote at the annual meeting?

A:	Each share of our common stock outstanding as of the close of business on March 11, 2013, the record date, is entitled to one vote at the annual meeting. As of the close of business on the record date, there were 54,635,810 shares of our common stock outstanding and entitled to vote. You are entitled to one vote per share of common stock held on the record date. These shares include shares that are (1) held of record directly in your name, including shares received through equity incentive plans, and (2) held for you in street name through a stockbroker, bank or other nominee.

Q:	What is the difference between a shareholder of record and a shareholder who holds stock in street name?

A:	If your shares are registered in your name, you are a shareholder of record with respect to those shares. As a shareholder of record, you have the right to vote those shares.

If your shares are held in the name of your broker, bank or other nominee, these shares are held in street name. As the beneficial owner of these shares, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Since you are not the shareholder of record, you must request and receive a valid proxy from your broker, bank or other holder of record in order to vote these shares.

Q:	If I hold my shares in street name through my broker, will my broker vote these shares for me? What is a broker non-vote?

A:	If you hold your shares in street name, your broker will vote your shares only if the proposal is a “routine” management proposal on which your broker has discretion to vote. Your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.”

Under the rules of The NASDAQ Stock Market LLC (“NASDAQ”), your broker has discretionary voting authority to vote your shares on the ratification of Ernst & Young LLP. However, your broker does not have discretionary authority to vote on the election of directors, in which case a broker non-vote will occur and your shares will not be voted on this matter.

Q:	What are the quorum requirements for the meeting?

A:	The presence of holders having a majority of the outstanding shares constitutes a quorum. The shares may be presented in person or presented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:	In an uncontested election of directors, such as this election, directors are elected by a plurality of the votes cast at a meeting where a quorum is present. This means that the director candidates that receive the most votes will be elected to fill the available seats on our Board of Directors.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

Q:	What do I need to do now to vote at the meeting?

A:	Shareholders of record may vote their shares in any of four ways:

•	Submit a Proxy by Mail: If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided;

•

Submit a Proxy by Telephone: Submit a proxy for your shares by telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day and will close at 5:00 p.m., Eastern Daylight Time, on May 7, 2013;

•

Submit a Proxy by Internet: The website for internet proxy voting is on your proxy card. Internet proxy voting is also available 24 hours a day and will close at 5:00 p.m., Eastern Daylight Time, on May 7, 2013; or

•

Voting in Person: If you were registered as a shareholder on our books on March 11, 2013 or if you have a letter from your broker identifying you as a beneficial owner of our shares as of that date, you may vote in person by attending the annual meeting.

If you submit a proxy by telephone or via the internet you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the internet are located on the proxy card enclosed with this proxy statement. If you hold your shares through a bank or broker, follow the voting instructions you receive from your bank or broker.

Q:	What happens if I abstain?

A:	Abstentions are counted as present at the meeting for purposes of determining whether there is a quorum but are not counted as votes cast.

Q:	Can I change my vote or revoke my proxy?

A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the vote at the meeting by:

•	delivering to Computershare Investor Services, or Computershare, a written notice, bearing a date later than the proxy, stating that you revoke the proxy;

•	submitting a later-dated proxy relating to the same shares by mail, telephone or the internet; or

•	attending the meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

You should send any written notice or a new proxy card to HSN, Inc. c/o Computershare Proxy Services, at P.O. Box 43126, Providence, RI 02940-5138, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the internet. You may request a new proxy card by calling Computershare, Proxy Processing at 1-888-313-0164 (toll-free).

Q:	Will anyone contact me regarding this vote?

A:	Yes. You may be contacted by a representative of Georgeson, Inc., as we have retained them to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from our shareholders. The fee for this firm’s services is estimated to be $5,000, plus reimbursement for reasonable out-of-pocket costs and expenses.

In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone, letter, facsimile or in person, but will not receive any additional compensation for these services. Following the original mailing of the proxy solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	Who has paid for this proxy solicitation?

A:	All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this proxy statement will be borne by HSNi.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Form 8-K that we expect to file within four business days after the meeting.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

A:	Eligible shareholders may submit proposals for consideration at future annual shareholder meetings. In order for a shareholder proposal to be considered for inclusion in the proxy materials for our 2014 annual meeting of shareholders, proposals must be received by our Corporate Secretary no later than 5:00 p.m., Eastern Time, on November 25, 2013 and must comply with the provisions of Rule 14a-8 of the Exchange Act.

Eligible shareholders who intend to present a proposal at the 2014 annual meeting of shareholders without inclusion of the proposal in the proxy materials must provide notice no earlier than January 9, 2014 and no later than 5:00 p.m., Eastern Time, February 8, 2014 and must comply with the provisions of our By-Laws. We advise you to review our By-Laws, which contain these and other requirements with respect to advance notice of shareholder proposals and director nominations, including certain information that must be included concerning the shareholder making the proposal, each nominee and the proposal itself. Our By-Laws were filed as an exhibit to our Form 8-K filed with the U.S. Securities and Exchange Commission, or SEC, on August 25, 2008. Our public filings can be viewed by visiting our investor relations website at http://www.hsni.com/. You may also obtain a copy, free of charge, by writing to our Corporate Secretary at our principal executive office at 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Legal Department.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal and Required Vote

Proposal 1 is the election of nine nominees to the Board of Directors. In accordance with our By-Laws, the Board has fixed the number of directors constituting the entire Board of Directors at nine. The Governance and Nominating Committee, or Governance Committee, has evaluated individual board members, the committees and the Board of Directors as a whole. The evaluation sought to ascertain, among other things, whether the Board and its committees were functioning effectively and whether the directors had the necessary skills, background and experiences to meet the company’s evolving needs. Based on this evaluation, the Governance Committee has recommended that the directors described below be nominated for election. If elected, each will hold office until the next succeeding annual meeting of shareholders or until such director’s successor has been duly elected and qualified. Information concerning all director nominees appears below.

Each of the nominees has consented to being named as a nominee and has indicated his or her intention to serve, if elected. If any nominee should decline re-election or become unable to serve for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors or, if none is so designated prior to the election, votes will be cast according to the judgment of the person or persons voting the proxy.

Our directors are elected by a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote. In accordance with our Corporate Governance Guidelines, in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election shall promptly offer his or her resignation to the Board. The Governance Committee shall consider the resignation offer and make a recommendation to the Board. In deciding the action to be taken with respect to any such resignation offer, the independent members of the Board shall consider a number of factors to determine what is in the best interests of the company and its shareholders. Following the Board’s decision, we will promptly disclose publicly such decision, together with a description of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where no specification is made, it is intended that the proxies received from shareholders will be voted FOR the election of the director nominees identified below.

The Board of Directors unanimously recommends that shareholders vote FOR the election of each of its nominees for director named below.

Information Regarding Director Nominees

The information provided below about each nominee is as of the date of this proxy statement. The information presented includes the names of each of the nominees, along with his or her age, all positions held with the company, term of office as a director, principal occupations or employment for the past five years or more, involvement in certain legal proceedings, if applicable, and the names of all other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. The information also includes a description of the specific experience, qualifications, attributes and skills of each nominee that led our Governance Committee to conclude that he or she should serve as a director of the company for the ensuing term.

William Costello, 66, has served as a member of the Board of Directors since August 2008. Until his retirement in March 2007, William Costello served in a number of executive positions with QVC, Inc. He joined QVC as its Chief Financial Officer in November 1989, became President of QVC International in July 2001 and Chief Operating Officer in May 2002. Prior to joining QVC, Mr. Costello served as Chief Financial Officer, then

Chief Operating Officer and a member of the board of directors of Best Products, a catalog showroom retailer. Prior to joining Best Products, Mr. Costello was a partner at KPMG LLP. Mr. Costello was nominated as a director of HSNi by Liberty Interactive Corporation, our largest shareholder. See “Certain Relationships and Related PersonTransactions—Relationship Between HSNi and Liberty.”

Mr. Costello’s executive positions with QVC have given him important insight into the area of electronic retailing and his experience with Best Products has given him valuable insight into the catalog business. Mr. Costello’s professional experiences as well as his financial acumen enable him to provide significant contributions to the Board of Directors, particularly in the areas of operations and finance. Mr. Costello’s professional experiences also enable him to qualify as an “audit committee financial expert” as defined by the SEC.

James M. Follo, 53, has served as a member of the Board of Directors since August 2008. Since January 2007, Mr. Follo has served as Senior Vice President and Chief Financial Officer of The New York Times Company, a diversified media company that includes newspapers and internet businesses. From July 1998 through March 2006, Mr. Follo served in various senior financial management positions at Martha Stewart Living Omnimedia, Inc., an integrated media and merchandising company, most recently as Chief Financial and Administrative Officer. Mr. Follo is a certified public accountant.

As the Chief Financial Officer of The New York Times, Mr. Follo’s responsibilities include all treasury, financial reporting, financial management, investor relations, taxes and internal audit oversight. Mr. Follo’s professional experiences enable him to qualify as an “audit committee financial expert” as defined by the SEC. Mr. Follo also has experience in such industries as print media, digital media, television, licensing and product design, catalog and e-commerce, all industries in which HSNi also operates. As a result of Mr. Follo’s extensive business and financial experience, he is able to provide valuable business, financial and risk management advice. Mr. Follo’s specific experiences and leadership skills make him a valuable asset to our Board.

Mindy Grossman, 55, has served as a member of our Board of Directors and Chief Executive Officer since August 2008. Commencing in April 2006 and through August 2008, Ms. Grossman served as Chief Executive Officer of IAC Retailing, which consisted of HSN, Cornerstone Brands and two other IAC e-commerce businesses. Ms. Grossman joined IAC from Nike, Inc., the largest seller of athletic footwear and apparel in the world, where she served as Vice President and head of the company’s global apparel business from October 2000 to March 2006. From October 1995 to October 2000, Ms. Grossman was President and CEO at Polo Jeans Company, then a licensee of Polo Ralph Lauren Corporation, and from October 1994 to October 1995, Vice President of New Business Development at Polo Ralph Lauren Corporation, a global leader in the design, marketing and distribution of premium lifestyle products. From September 1991 to October 1994, Ms. Grossman was President of the Chaps Ralph Lauren division of Warnaco’s Menswear and Executive Vice President of Warnaco Menswear division. From June 1987 to September 1991, Ms. Grossman was Vice President of Sales and Merchandising at Tommy Hilfiger, a global apparel and retail company. Ms. Grossman serves on the board of directors of Bloomin’ Brands, Inc., a holding company with a portfolio of restaurant concepts, as well as on the boards of the National Retail Federation and the U.S. Fund for UNICEF, and was recently appointed the Chairman of the board of directors of the NRF Foundation, the non-profit arm of the National Retail Federation.

Ms. Grossman is a 34-year veteran of the apparel and retail industries and is well-known for brand strategy and business development. She gained significant experience building businesses at Nike, Polo Jeans, Ralph Lauren and Tommy Hilfiger and, since becoming CEO of HSNi in 2006, has used this experience to help transform and relaunch HSN and to develop and expand the brand and product portfolio. Ms. Grossman brings to the Board extensive leadership, business and management experience, including specific experience in brand development. Ms. Grossman’s service as a director and CEO establishes a critical link between the Board and the senior leaders at HSNi, enabling the Board to perform its oversight function with the benefit of management’s perspective on the business.

Stephanie Kugelman, 65, has served as a member of our Board of Directors since August 2008. Ms.Kugelman currently serves as a principal of A.S.O., A Second Opinion, a brand consultancy firm that she founded in 2007. Prior to that, for 36 years and until her retirement in 2007, Ms. Kugelman was employed by Young & Rubicam, a marketing and communications company specializing in advertising, public relations, direct marketing and brand identity consulting. During her tenure at Young & Rubicam, Ms. Kugelman served in increasingly senior roles, most recently as Vice Chairman and Chief Strategic Officer from June 2001 to March 2007 and as Chairman and Chief Executive Officer of Young & Rubicam’s New York office from May 1999 to May 2001. Ms. Kugelman continues to serve as a Vice Chairman Emeritus at Young & Rubicam. She is also a member of the board of directors of Whole Foods Market, Inc., the world’s largest retailer of natural and organic foods, as well as Safe Horizon, a support and advocacy agency for victims of sexual and domestic violence, crime or trafficking.

Ms. Kugelman has significant experience with research, strategy, branding and management through her many years with Young & Rubicam. Through her consulting firm, Ms. Kugelman also specializes in consulting on strategy and marketing. Ms. Kugelman brings significant insight on strategic matters such as brand development, management and marketing. Through her professional and personal experiences, Ms. Kugelman is able to identify with our core customers and provide tremendous insight into the buying trends of those core customers.

Arthur C. Martinez, 73, has served as the Chairman of the Board since August 2008. Mr. Martinez retired in 2000 as Chairman of the Board, President and Chief Executive Officer of Sears Roebuck and Co., positions he held since 1995. From 1992 to 1995, he was Chairman and Chief Executive Officer of the former Sears Merchandise Group, the fourth largest broadline retailer with approximately 3,900 retail stores. From 1990 to 1992, Mr. Martinez served as Vice Chairman and a director of Saks Fifth Avenue, a fashion retail organization. Mr. Martinez is currently a member of the boards of directors of American International Group, Inc., IAC/InterActiveCorp, or IAC, International Flavors & Fragrances Inc. and Fifth and Pacific, Inc. In addition, Mr. Martinez serves as a Trustee of Greenwich Hospital, Northwestern University, the Chicago Symphony Orchestra and Maine Coast Heritage Trust.

Mr. Martinez’s significant experience working in the retail industry and advising and counseling members of senior management has made him a valuable resource to our executive officers. As a result of his significant professional experience in the retail environment, Mr. Martinez is very familiar with issues related to strategy, finance and operations faced by HSNi. Mr. Martinez’s service on the boards of several leading public companies enables him to provide critical corporate governance and compliance insights as well as ensure that our Board meetings are efficiently and effectively run.

Thomas J. McInerney, 48, has served as a member of the Board of Directors since August 2008. Mr. McInerney is currently a private investor. From January 2003 through March 2012, Mr. McInerney held positions of increasing responsibilities with IAC, our former parent and a leading internet company. From January 2005 through March 2012, Mr. McInerney served as Executive Vice President and Chief Financial Officer of IAC and, from January 2003 through December 2005, Mr. McInerney served as Chief Executive Officer of the retailing division of IAC (which included HSN and Cornerstone). Beginning in May 1999 and through January 2003, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster and its predecessor company, Ticketmaster Online-Citysearch, Inc., a leading live entertainment ticketing and marketing company. Mr. McInerney also serves on the board of directors of Interval Leisure Group, Inc. and Yahoo! Inc.

Mr. McInerney served as a senior executive officer of our former parent company for over eight years and he served as Chief Executive Officer of HSNi’s predecessor company for three years. As a result, Mr. McInerney has specific knowledge of our business model and operations. Mr. McInerney’s experience with technology companies enables him to provide valuable insight as we continue to expand our business model on to different platforms. The Board has been able to leverage Mr. McInerney’s significant knowledge of financial matters as well as specific knowledge of HSNi historical matters. Mr. McInerney’s experience with financial reporting, financial management and audit oversight enable him to qualify as an “audit committee financial expert” as defined by the SEC and make him a valuable asset to our Audit Committee.

John B. (Jay) Morse, Jr., 66, has served as a member of the Board of Directors since December 2008. From November 1989 and until his retirement in December 2008, Mr. Morse served as Senior Vice President—Finance and Chief Financial Officer of The Washington Post Company, a diversified education and media company. He also served as President of Washington Post Telecommunications, Inc. and Washington Post Productions, Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers where he worked with publishing/media companies and multilateral lending institutions for more than 17 years. Mr. Morse is currently a member of the board of directors of Host Hotels & Resorts Inc. (formerly Host Marriott Corporation) and AES Corporation. Mr. Morse also served as a Trustee and President of the College Foundation of the University of Virginia and is a former member of the Financial Accounting Standards Advisory Council (FASAC), an advisory group to the Financial Accounting Standards Board.

Mr. Morse brings substantial executive experience to our Board, specifically in the areas of finance, board oversight and investments. In his former positions, Mr. Morse was responsible for preparation of financial statements and SEC filings as well as treasury, tax, audit and risk management and has a deep understanding of accounting principles and financial reporting rules and regulations. Mr. Morse’s experiences enable him to qualify as an “audit committee financial expert.” He has significant financial knowledge as demonstrated by his work history, his current service on the audit committees of Host Hotels & Resorts, Inc. and AES Corporation and his involvement with the FASAC. Mr. Morse’s experience with companies operating in different industries enables him to provide broad perspectives.

Ann Sarnoff, 51, has served as a member of the Board of Directors since December 2012. Ms. Sarnoff currently serves as the Chief Operating Officer of BBC Worldwide America, a broadcasting company that delivers high-quality, innovative and intelligent programming. Ms. Sarnoff is responsible for the company’s North American businesses and has held this role since 2010. From 2006 until joining the BBC in 2010, Ms. Sarnoff was President of Dow Jones Ventures and Senior Vice President of Strategy for Dow Jones & Company, Inc. Previously, Ms. Sarnoff served for two years as Chief Operating Officer of the Women’s National Basketball Association and spent ten years at Viacom Inc. where she ultimately became Chief Operating Officer for VH1 and Country Music Television. Ms. Sarnoff is currently a member of the executive advisory board of the McDonough School of Business at Georgetown and is a member of the boards of Women’s Forum of New York and the Harvard Business School Women’s Association of New York. Ms. Sarnoff earned a Bachelor of Science degree from Georgetown University and a Masters in Business Administration from Harvard Business School. She was named one of the Most Powerful Women in Cable in 2011 and 2012 by CableFAX Magazine.

Ms. Sarnoff’s expertise in developing and growing businesses and brands, in addition to her proven success as a highly accomplished leader, make her a valuable addition to our Board. With over 20 years of extensive business experience in television and digital media and entertainment, Ms. Sarnoff is able to provide valuable insight to management and the Board.

Courtnee Ulrich, 38, is Vice President of Investor Relations for Liberty Interactive Corporation, Liberty Media Corporation and Starz having joined Liberty Media in 2008. Prior to joining Liberty Media, Ms. Ulrich held executive level positions at Level 3 and New Global Telecom, or NGT, where she served as Chief Financial Officer. Prior to NGT, Ms. Ulrich received extensive transaction experience in mergers and acquisitions and the financial markets at FirstWorld Communications and at J.P. Morgan. Ms. Ulrich currently serves on the boards of directors for Planned Parenthood of the Rocky Mountains and the Planned Parenthood of the Rocky Mountains Action Fund. Ms. Ulrich was nominated as a director of HSNi by Liberty Interactive Corporation. See “Certain Relationships and Related Person Transactions—Relationship Between HSNi and Liberty.”

Ms. Ulrich’s broad based experience in a number of industries including electronic retailing, technology, direct-to-consumer markets, telecommunications and media as well deep expertise in investor and public relations will be an asset to the Board and management as we continue to focus on utilizing technology, social networks and mobility to redefine shopping.

Assuming election of all nominees above, below is a list of persons who will constitute our Board of Directors following the meeting, including their committee assignments. Additional information regarding the roles and responsibilities of each of the different committees is provided in the section entitled “Corporate Governance.”

Name	Audit Committee	Compensation and Human Resources Committee	Executive Committee	Governance and Nominating Committee
William Costello*	X	—	—	—
James M. Follo*	X	Chair	—	—
Mindy Grossman	—	—	X	—
Stephanie Kugelman*	—	X	—	—
Arthur C. Martinez*	—	—	X	Chair
Thomas J. McInerney*	X	—	X	X
John B. (Jay) Morse, Jr.*	Chair	X	—	—
Ann Sarnoff*	—	X	—	X
Courtnee Ulrich	—	—	—	—

*	Independent Director

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

CERTIFIED PUBLIC ACCOUNTING FIRM

Proposal and Required Vote

Proposal 2 is to ratify the appointment of our independent registered certified public accounting firm. Based on the recommendation of our Audit Committee, the Board of Directors has appointed Ernst & Young LLP, or E&Y, as our independent registered certified public accounting firm for the fiscal year ending December 31, 2013. E&Y has served as our independent registered certified public accounting firm since 2008. A representative of E&Y is expected to be present at the annual meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Our By-Laws do not require that the shareholders ratify the appointment of E&Y; however, we are submitting the appointment of E&Y to the shareholders for ratification as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Board of Directors and the Audit Committee will reconsider whether or not to retain E&Y. Even if the appointment is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of HSNi and our shareholders.

The ratification of the appointment of E&Y as our independent registered certified public accounting firm for 2013 requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

The Board of Directors unanimously recommends that the shareholders vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for 2013.

Fees Paid to Our Independent Registered Certified Public Accounting Firm

The following table describes the fees for all professional services rendered by E&Y for the audit of our financial statements for 2011 and 2012 and for other services rendered by E&Y:

	2011	2012
Audit Fees (1)	$1,408,831	$1,527,337
Audit Related Fees (2)	—	121,418
Tax Fees (3)	34,297	124,047
All Other Fees	—	—

Total Fees	$1,443,128	$1,772,802

(1)	Audit Fees represent fees associated with the annual audit of our consolidated financial statements and the effectiveness of internal control over financial reporting. Audit Fees also represent fees associated with the review of our interim consolidated financial statements included in our periodic reports and other services related to SEC reporting.

(2)	Audit Related Fees represent fees for due diligence services related to mergers and acquisitions.

(3)	Tax Fees represent fees for corporate and subsidiary tax consulting.

Audit and Non-Audit Services Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation of and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee determines the scope of the independent auditor’s engagement and approves the fees and other compensation to be paid. On an annual basis, the Audit Committee reviews and discusses with the independent auditor all significant relationships the firm has with HSNi to determine the auditor’s independence.

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, in accordance with guidelines established by the Audit Committee, performed by our independent registered certified public accounting firm. Pre-approval is generally detailed as to the particular service or category of services and is subject to a specified budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee has been delegated the authority to pre-approve certain services between regularly scheduled meetings, with ratification by the Audit Committee at the next regularly scheduled meeting. Management reports quarterly to the Audit Committee on the services provided by the independent registered certified public accounting firm and the fees for the services performed to date. All services performed by E&Y during fiscal years 2011 and 2012 were approved in accordance with this policy.

CORPORATE GOVERNANCE

Generally

Our Board of Directors is elected by the shareholders to oversee management in the conduct of HSNi’s business and to assure that the long-term interests of our shareholders are being served. The Board holds regularly scheduled meetings at least quarterly and as otherwise needed to consider corporate decisions requiring its attention and action. The Board has four standing committees: the Audit Committee, the Compensation and Human Resources Committee (also referred to as the Compensation Committee), the Governance and Nominating Committee (also referred to as the Governance Committee), and the Executive Committee. With the exception of the Executive Committee, each of the committees operates under a written charter which may be found on our corporate website at www.hsni.com. The principal responsibilities of these committees are described below.

Code of Ethics and Corporate Governance Guidelines

The Board of Directors adopted a Code of Business Conduct and Ethics which is applicable to all employees of HSNi, including our named executive officers, or NEOs, and directors. The code reflects our commitment to the conduct of our business affairs in accordance with not only the requirements of the law but also standards for ethical conduct that will maintain and foster our reputation for honest and straightforward business dealings.

The Board also adopted Corporate Governance Guidelines to provide a flexible framework for the effective functioning of the Board of Directors. HSNi’s corporate governance practices are designed to align the interests of the Board and management with those of HSNi’s stockholders and to promote honesty and integrity throughout the company. The guidelines address, among other things, the composition and functions of the Board of Directors, qualifications of Board and committee members, stock ownership guidelines for our directors and NEOs and the process for the selection of new directors.

HSNi is committed to good corporate governance, starting with the Board and extending to management and all employees. As a result, these documents are reviewed annually and amended as necessary or appropriate in response to changing regulatory requirements and evolving best practices.

These documents, as well as other documents relating to corporate governance at HSNi, are available in the corporate governance section of our website at www.hsni.com. You may also obtain copies of these materials, free of charge, by sending a written request to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, FL 33729, Attn: Corporate Secretary.

Director Qualifications

The Board seeks members from diverse personal and professional backgrounds who combine a broad spectrum of experience and expertise to facilitate Board deliberations that reflect a broad range of perspectives. While the company’s Corporate Governance Guidelines do not prescribe specific diversity standards, as a matter of practice, we broadly construe diversity to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity, as well as other differentiating characteristics. At a minimum, directors should also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors should also possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. The directors we seek must exhibit a commitment of both time and active attention to fulfill their fiduciary obligations. We also expect our directors to stay informed about issues that are relevant to the company.

The Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership. The Governance Committee believes that each of our directors has the qualities and skills necessary to effectively serve the Board of Directors. In addition, each of our directors has certain specific experience, qualities, attributes and/or skills that make him or her uniquely qualified to serve as a director of HSNi.

Director Nominations Process

Directors may be nominated by the Board of Directors or by shareholders in accordance with our By-Laws. In order to fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Governance Committee annually reviews the size and composition of the Board and its committees. In accordance with our Corporate Governance Guidelines, with respect to each nominee, the committee considers director qualifications (as described above), director independence, other directorships or significant activities, service on other boards and the results of the annual evaluations of the Board and its members.

The Governance Committee will, when appropriate, actively seek individuals qualified to become Board members, and solicit input on director candidates from a variety of sources, including current directors. As a matter of course, the Governance Committee will evaluate a candidate’s qualifications and review all proposed nominees, including those proposed by shareholders. The Governance Committee may retain a third party to assist in the nomination process.

Eligible shareholders may nominate a candidate for election to the Board by complying with the nomination procedures in our By-Laws. For an election to be held at an annual meeting of shareholders, nomination by a shareholder must be made by written notice delivered to the Corporate Secretary not less than 45 days nor more than 75 days prior to the anniversary of the date on which we first mailed the proxy materials for our last annual meeting. An eligible shareholder’s notice to the Corporate Secretary must be in writing and be delivered to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, Florida 33729, Attn: Corporate Secretary, and must include:

•	the name and address of the shareholder as they appear on our books;

•	the class, series, and number of securities that are owned by the shareholder;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder has the right to vote any shares;

•	the name, age and business address of each nominee proposed in the notice;

•	such other information concerning each nominee as must be disclosed with respect to director nominees in proxy solicitations under the proxy rules of the SEC; and

•	the written consent of each nominee to serve as a director, if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A shareholder’s compliance with these procedures will not require HSNi to include information regarding a proposed nominee in HSNi’s proxy solicitation materials.

Pursuant to an agreement with Liberty Media Corporation, our largest shareholder, so long as Liberty beneficially owns securities representing at least 20% of the total voting power of HSNi’s equity security, Liberty has the right to nominate up to 20% of the directors serving on the Board of Directors (rounded up to the nearest whole number). Any individual nominated by Liberty must be reasonably acceptable to a majority of the directors on HSNi’s Board who were not nominated by Liberty. All but one of Liberty’s nominees serving on the Board of Directors must qualify as “independent” under applicable stock exchange rules. See “Certain Relationships and Related Person Transactions—Relationship Between HSNi and Liberty.”

Director Independence

It is the Board’s policy that a majority of the members of the Board shall be directors who are independent. Under applicable listing standards, the Board must determine the independence of its directors in light of their relationships with HSNi and applicable listing standards. To determine independence, the Board uses the NASDAQ rules and reviews information obtained from director questionnaires, our records and publicly available information. Following these determinations, management monitors transactions, relationships and arrangements that it has considered, as well as any new relationships, for developments that could affect its determinations.

The Board, upon the recommendation of the Governance Committee, has determined that each of Messrs. Costello, Follo, Martinez, McInerney, Morse and Mmes. Kugelman and Sarnoff are independent. This independence determination is analyzed annually in both fact and appearance to promote arms-length oversight.

Board Leadership Structure

Our Corporate Governance Guidelines do not require that we separate the roles of Chairman of the Board and Chief Executive Officer, or CEO; however, we do currently separate these roles. The CEO is responsible for setting the strategic direction of HSNi and for the day-to-day operations of the company. The Chairman is the Board’s principal liaison with management, with particular focus on corporate governance matters. Our Chairman maintains an effective working relationship with the CEO and senior management, provides ongoing guidance as to the Board’s needs, interests and opinions and sets the agenda for Board meetings and presides over such meetings. We believe the current structure provides strong leadership for our Board, while also positioning the CEO as the leader of the company for our investors, employees and other stakeholders.

Shareholder Communications with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or a particular director may send such communication to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder, provide evidence of the sender’s stock ownership, and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s).

The Board of Directors and Committees

The Board

HSNi’s business is conducted by its employees, under the direction of the CEO and with oversight by the Board of Directors. Board members are elected by the shareholders to oversee management and to assure that the interests of the shareholders are being served. Both the Board and management recognize that the interests of the shareholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, customers, vendors, suppliers, government officials and the public at large. The Board believes the primary responsibilities of directors are to exercise their business judgment in good faith and to act in a manner they reasonably believe to be in the best interests of the company and its shareholders. Directors must fulfill their responsibilities consistent with their fiduciary duties to shareholders and in compliance with all applicable rules and regulations.

In 2012, the Board met four times and acted by written consent four times. Each member of the Board of Directors attended at least 75% of the meetings of the Board and the Board committees on which the director served. HSNi has no policy with respect to director attendance at annual meetings; however, all Board members have historically attended the annual meetings of shareholders in person.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements. The committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered certified public accounting firm, (4) the performance of our internal audit function and independent registered certified public accounting firm, and (5) our compliance with legal and regulatory requirements. The committee is also directly responsible for the appointment, compensation, retention and oversight of the independent registered certified public accounting firm.

The Audit Committee is also responsible for oversight over the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies. The Audit Committee reviews all related party transactions in accordance with the company’s formal written policy. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by company employees of concerns regarding accounting and auditing matters.

The Audit Committee must consist of no fewer than three members, all of whom must be independent in accordance with applicable listing standards and at least one member must be a “financial expert” as defined under SEC rules. In 2012, the Audit Committee consisted of Messrs. Boyd, Follo, McInerney and Morse, with Mr. Morse serving as Chairman of the committee. Each of the Audit Committee members is considered “independent” as defined in the NASDAQ rules and SEC rules and regulations applicable to audit committees. The Board of Directors determined that Messrs. Follo, McInerney and Morse are all “audit committee financial experts,” as such term is defined in applicable SEC rules. In 2012, the Audit Committee met seven times.

Compensation and Human Resources Committee

The Compensation Committee exercises the powers of the Board of Directors pertaining to compensation and benefits, including incentive/bonus plans, stock compensation plans, retirement programs, insurance plans and salary matters relating to the compensation of the CEO and other executive officers. The Compensation Committee is responsible for periodically reviewing our incentive compensation arrangements to confirm that the design of incentive pay does not encourage unnecessary risk taking. The committee also reviews the Compensation Discussion and Analysis contained in our proxy statement and prepares a report for inclusion in our proxy statement.

The Compensation Committee must consist of no fewer than two members, all of whom must be independent in accordance with applicable listing standards. In addition, at least two members must qualify as “outside” directors within the meaning of Section 162(m) of the IRS Code. In 2012, the Compensation Committee consisted of Mmes. Kugelman and Sarnoff and Messrs. Bousquet-Chavanne and Morse, with Mr. Bousquet-Chavanne serving as Chairman of the committee. Each of the Compensation Committee members is considered “independent” as defined in the NASDAQ rules and qualifies as an “outside” director within the meaning of Section 162(m) of the IRS Code. In 2012, the Compensation Committee met five times and acted by written consent once.

Governance and Nominating Committee

This committee was originally established in August 2008 as the Nominating Committee and performed traditional nominating committee type functions. In December 2009, the committee and Board determined it was in our best interest to have a governance committee and revised the name, authority and responsibilities of this committee to include corporate governance and oversight. The Governance Committee oversees the identification and evaluation of director candidates, consistent with the criteria approved by the Board, and makes recommendations to the Board with respect to director nominees and the membership of the Board committees. The Governance Committee also reviews and recommends to the Board compensation and benefits for non-employee directors. The committee annually evaluates our Corporate Governance Guidelines and Code of Business Conduct and Ethics. The committee also reviews and assesses the channels through which the Board receives information and the quality and timeliness of that information.

Although the NASDAQ rules do not require that listed companies have a nominating/governance committee, they do require that all director nominees be selected or recommended for the board of directors’ selection either by a majority of independent directors or by a nominating committee composed solely of independent directors. As a result, our Governance Committee is comprised solely of independent directors. In 2012, the Governance Committee consisted of Messrs. Bousquet-Chavanne, Follo and Martinez, with Mr. Follo serving as Chairman of the committee. Each of the Governance Committee members is considered “independent” as defined in the NASDAQ rules. In 2012, the Governance Committee met three times and acted by written consent one time.

Executive Committee

The Executive Committee has all power and authority of our Board of Directors, except those powers specifically reserved to our Board of Directors by Delaware law or our organizational documents. The Executive Committee serves primarily as a means for addressing issues that may arise and require Board approval between regularly scheduled Board meetings.

In 2012, the Executive Committee consisted of Ms. Grossman and Messrs. Martinez and McInerney. During 2012, the committee did not meet and did not take any action.

Other Committees

In addition to its standing committees, our Board of Directors may from time to time establish other committees of our Board of Directors, consisting of one or more of its directors.

The Board’s Role in Risk Oversight

The Board of Directors is actively involved in the oversight of risks that could affect HSNi. This oversight is conducted in several different ways. The Board has allocated some areas of focus to its committees and has retained some areas of focus for itself. The Board has primary responsibility for overall enterprise risk management as well as oversight of the company’s strategic, operational, legal and regulatory and reputational risks. Key enterprise risks are identified by management. Board meetings regularly include discussions, led by the CEO and CFO, that describe the most significant issues, including risks, affecting HSNi. In addition, management’s plans to mitigate, manage and monitor these risks are periodically presented to the Board, as are regular reports on the status of these efforts.

Our Audit Committee has primary responsibility for HSNi’s major financial risks and the steps management has taken to monitor and control such risks. The Compensation Committee is responsible for risks related to compensation matters and for periodically reviewing incentive compensation arrangements to confirm that the design of such pay does not encourage unnecessary or excessive risk taking. The Governance Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes.

Ultimately, though, management is responsible for the day-to-day risk management process, including identification of key risks and implementation of policies and procedures to manage, mitigate and monitor risks. In fulfilling these duties, an Enterprise Risk Management Committee consisting of key members of management was formed to assist the Board in fulfilling its oversight responsibilities. The Enterprise Risk Management Committee and/or senior management report regularly to the Board and its committees on areas of material risk to the company.

Review and Approval of Related-Person Transactions

Under the Audit Committee’s charter, and consistent with NASDAQ rules, any material potential or actual conflict of interest or transaction between HSNi and any “related person” of HSNi must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of HSNi as any HSNi director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.

In August 2008, our Board adopted a written Policy for the Review and Approval of Related-Person Transactions. The policy provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related-person transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include any individual or series of related transactions, arrangements or relationships (including but not limited to indebtedness or guarantees of indebtedness), whether actual or proposed in which:

•	HSNi was or is to be a participant;

•	the amount involved exceeds $120,000; and

•

the related person has or will have a direct or indirect material interest. Whether the related person has a material direct or indirect interest depends on the significance to investors of knowing the information in light of all the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved in the transaction are among the factors to be considered in determining the significance of the information to investors.

The Audit Committee chair has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the full Audit Committee must review and approve it. The Audit Committee’s decision is final and binding. Additionally, the Audit Committee chair has discretion to approve, disapprove or seek full Audit Committee review of any other transaction involving a related person (i.e., a transaction not otherwise required to be disclosed in the proxy statement).

In considering potential related-person transactions, the Audit Committee looks not only to SEC and NASDAQ rules, including the impact of a transaction on the independence of any director, but also to the consistency of the transaction with the best interests of HSNi and our shareholders. As the policy describes in more detail, the factors underlying these considerations include:

•	whether the transaction is likely to have any significant negative effect on HSNi, the related person or any HSNi partner;

•	whether the transaction can be effectively managed by HSNi despite the related person’s interest in it;

•	the purpose, and the potential benefits to HSNi, of the transaction;

•	whether the transaction would be in the ordinary course of our business; and

•	the availability of alternative products or services on comparable or more favorable terms.

Succession Planning

The Board recognizes the importance of effective executive leadership to HSNi’s success and views succession planning, for the CEO as well as certain other key executive officers, as one of its primary responsibilities. Pursuant to our Corporate Governance Guidelines, the full Board has primary responsibility for developing succession plans for the CEO and key executive officers.

Each year, we conduct an annual review process that includes succession plans for our senior leadership positions. These succession plans are reviewed and approved by our CEO and details on these succession plans, including potential successors for members of our executive team (including the CEO), are presented to the Board. In addition, the Board reviews and updates our CEO succession plan, which includes formal criteria for the CEO position used to evaluate potential successors, and addresses the possibility of an emergency situation. In conducting this review, the Board considers, among other factors, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations. The annual review is conducted in consultation with our Chief Human Resources Officer.

Director Compensation

General

The Governance Committee has primary responsibility for establishing director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of our stock to further align directors’ interests with those of our shareholders. When considering non-employee director compensation arrangements, our management will provide the Governance Committee with information regarding various types of non-employee director compensation arrangements and practices of selected peer companies.

In order to align the interests of our directors with those of our shareholders, a significant portion of the director fees are paid in the form of equity. Each non-employee director (other than Mr. Martinez) received an equity award, with a dollar value of $100,000 upon his or her initial election to the Board of Directors and receives grants in the same amount annually thereafter upon re-election at our annual meeting of shareholders. The equity compensation is paid in the form of deferred stock units, or DSUs. The DSUs are payable in actual HSNi shares six months following termination of Board service. In addition, each non-employee member of our Board of Directors receives an annual cash retainer in the amount of $50,000, which is payable quarterly. Each member of the Audit Committee and Compensation Committee (including their respective chairs) receives an additional annual cash retainer in the amount of $10,000. Each member of the Governance Committee receives an additional annual cash retainer in the amount of $5,000. The chair of each of the Audit Committee and Compensation Committee receives an additional cash retainer in the amount of $20,000 and the chair of the Governance Committee receives an additional cash retainer in the amount of $15,000. HSNi does not compensate employees for service on the Board.

Mr. Martinez serves as Chairman of the Board. For his services as Chairman, Mr. Martinez is paid an annual retainer of $250,000 and an annual equity grant with a dollar value of $250,000. Mr. Martinez does not receive any additional compensation for his committee service.

Deferred Compensation Plan for Non-Employee Directors

Under our Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their Board and committee cash compensation. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of our common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on the common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to serve as such, he or she will receive (i) with respect to share units, such number of shares of our common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or in up to five annual installments, as previously elected by the eligible director at the time of the related deferral election.

2012 Director Compensation

The following table sets forth information for the fiscal year ended December 31, 2012 regarding compensation of our non-employees directors:

Name	Fees Earned and Paid in Cash (1)	Stock Awards (2) (3)	Total
Patrick Bousquet-Chavanne	$—	$175,563	$175,563
Michael C. Boyd	60,000	100,000	160,000
William Costello	—	150,000	150,000
James M. Follo	84,340	100,000	184,340
Stephanie Kugelman	60,000	100,000	160,000
Arthur C. Martinez	250,000	250,000	500,000
Thomas J. McInerney	56,209	100,000	156,209
John B. (Jay) Morse, Jr.	69,000	117,250	186,250
Ann Sarnoff	2,120	100,000	102,120

(1)	Includes fees with respect to which directors elected to defer and credit to a cash fund pursuant to our Deferred Compensation Plan for Non-Employee Directors, including accrued interest. Does not include fees with respect to which directors elected to defer and credit towards the purchase of share units.

(2)	Reflects the dollar amount for (i) the DSUs granted to the directors in 2012, and (ii) the share units credited to the journal-entry accounts of certain directors who elected to defer a portion of their 2012 fees towards the purchase of share units pursuant to our Deferred Compensation Plan for Non-Employee Directors.

(3)	For the year ended December 31, 2012, the non-employee directors described below were granted the aggregate number of DSUs and, in certain cases, share units issued in lieu of fees under our Deferred Compensation Plan for Non-Employee Directors:

Name	DSUs and Share Units Earned as Director Compensation(a)
Patrick Bousquet-Chavanne	4,565
Michael C. Boyd	2,736
William Costello	3,986
James M. Follo	2,736
Stephanie Kugelman	2,736
Arthur C. Martinez	6,840
Thomas J. McInerney	2,736
John B. (Jay) Morse, Jr.	3,161
Ann Sarnoff	1,825

(a)	Includes the impact of dividends paid on the DSUs through December 31, 2012 which were credited to the directors’ accounts as additional DSUs and share units and will be paid out as shares of HSNi common stock on the vesting date, subject to the same vesting restrictions as the underlying securities.

Report of the Audit Committee

Management is responsible for our internal controls and financial reporting process. Management is also responsible for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles and applicable rules and regulations. Ernst & Young LLP, HSNi’s independent registered certified public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and an independent audit of our internal control over financial reporting and issuing reports thereon.

The Audit Committee serves as the representative of the Board of Directors and is responsible for general oversight of HSNi’s financial accounting and reporting, systems of internal control over financial reporting and audit processes. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of our financial statements; (2) the effectiveness of HSNi’s internal control over financial reporting, (3) the qualifications and independence of HSNi’s independent registered certified public accounting firm, (4) the performance of HSNi’s internal audit department and independent registered certified public accounting firm; and (5) compliance by HSNi with legal and regulatory requirements. The Committee is directly responsible for the appointment (subject to shareholder ratification), compensation, retention, and oversight of the independent registered certified public accounting firm.

In this context, the Audit Committee met seven times in 2012 and has:

•	appointed E&Y, discussed with E&Y the overall scope and plans for the independent audit and pre-approved all audit and non-audit services to be performed by E&Y;

•

reviewed and discussed with management and E&Y the audited consolidated financial statements of HSNi for the fiscal year ended December 31, 2012 as well as HSNi’s quarterly financial statements and interim financial information contained in each quarterly earnings announcement prior to public release;

•

discussed with E&Y the matters required to be discussed in accordance with the PCAOB’s Auditing Standard No. 16, Communications with Audit Committees, and received all written disclosures, including the letter from E&Y required pursuant to Rule 3526 of the PCOAB “Communication with Audit Committees Concerning Independence”;

•

discussed with E&Y its independence from HSNi and HSNi’s management as well as considered whether the non-audit services provided by E&Y could impair its independence and concluded that such services would not;

•

reviewed and discussed with management and E&Y HSNi’s compliance with the requirements of the Sarbanes-Oxley Act of 2002 with respect to internal control over financial reporting, together with the results of management’s assessment of the effectiveness of HSNi’s internal control over financial reporting and E&Y’s audit of internal control over financial reporting; and

•

regularly met separately with E&Y, with and without management present, to discuss the results of their examinations, including the integrity, adequacy, and effectiveness of the accounting and financial reporting process and controls, and the overall quality of our financial reporting.

In addition, among other things, the Audit Committee (1) reviewed all related party transactions in accordance with HSNi’s formal written policy; (2) reviewed compliance with the procedures established by HSNi for the receipt, retention and treatment of complaints received by HSNi regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by company employees of concerns regarding accounting and auditing matters; (3) regularly discussed HSNi’s legal and regulatory environment, including specific legal and regulatory challenges; and (4) discussed with management HSNi’s major financial risks and the steps management has taken and will take to monitor and control such exposures.

Based on its review and the meetings, discussions and reports described above, and subject to the limitations of its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee

recommended to the Board of Directors that the audited consolidated financial statements for HSN, Inc. for the fiscal year ended December 31, 2012 be included in our Annual Report on Form 10-K for the year ended December 31, 2012 to be filed with the SEC. The Annual Report on Form 10-K was filed with the SEC on February 21, 2013.

Members of the Audit Committee

John B. Morse, Jr. (Chairman)

Michael C. Boyd

James M. Follo

Thomas J. McInerney

Compensation Committee Interlocks Insider Participation

None of the members of the Compensation Committee is, or was during the last completed fiscal year, an employee or officer of HSNi or a former employee of HSNi, nor did any of them have any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, or the Exchange Act. In addition, during the last completed fiscal year, none of our executive officers have served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our Board or the Compensation Committee.

MANAGEMENT

Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of March 15, 2013.

Name	Age	Position(s)
Mindy Grossman	55	Chief Executive Officer and Director
Judy A. Schmeling	53	Chief Financial Officer
William C. Brand	47	Chief Marketing and Business Development Officer
Gregory J. Henchel	45	Chief Legal Officer and Secretary
Lisa A. Letizio	50	Chief Human Resources Officer

Mindy Grossman’s biography is set forth under the heading “Proposal 1—Election of Directors.”

Judy A. Schmeling has served as Chief Financial Officer of HSNi since August 2008. Ms. Schmeling has held positions of increasing responsibility with HSN, one of HSNi’s two operating segments, since joining the company in September 1994. From February 2002 through August 2008, she served as Executive Vice President and Chief Financial Officer of HSN, when it was IAC Retailing. From November 1999 to February 2002, Ms. Schmeling served as Senior Vice President, Finance; from January 2001 to February 2002, served as Chief Operating Officer of HSN’s international operations and from January 1998 to November 1999, as Vice President, Strategic Planning and Analysis. Ms. Schmeling served as Director of Investor Relations and Operating Vice President, Finance of HSN from September 1994 to January 1998 during the time in which HSN was a separately traded public company. Prior to joining HSN, Ms. Schmeling was Managing Director of Tunstall Consulting, Inc., a corporate financial planning firm, from 1986 to 1994. Ms. Schmeling began her career at Deloitte & Touche, an international public accounting firm where she held various positions from 1982 to 1986. Ms. Schmeling also serves on the Board of Directors and as a member of the Audit Committee of Constellation Brands, Inc., a premium wine, beer and spirits company.

William C. Brand has served as Chief Marketing and Business Development Officer of HSNi since March 7, 2013. Prior to that, since joining the company in 2006, Mr. Brand has held positions of increasing responsibility with HSN, one of HSNi’s two operating segments. Most recently, Mr. Brand served as Executive Vice President of Programming, Marketing and Business Development for HSN. Prior to joining HSN, from 2001 to 2006, Mr. Brand served as Senior Vice President of Reality Programming for Lifetime. Previously, Mr. Brand was Vice President of Programming and Production at VH1 for five years. Mr. Brand is a member of the board of directors of The Fashion Group International, Inc. and the National Retail Federation Foundation.

Gregory J. Henchel has served as Chief Legal Officer and Secretary of HSNi since February 2010. Prior to joining HSNi, Mr. Henchel was Senior Vice President and General Counsel of Tween Brands, Inc., a specialty retailer, from October 2005 to February 2010 and served as the company’s Secretary from August 2008 to February 2010. From May 1998 to October 2005, Mr. Henchel served Cardinal Health, Inc., a global medical device, pharmaceutical and healthcare technology company. From 2001 to 2005, Mr. Henchel served as Assistant General Counsel of Cardinal Health and from 1998 to 2001, Mr. Henchel served as Senior Litigation Counsel. Prior to his service at Cardinal Health, Mr. Henchel was an associate with the law firm of Jones Day from September 1993 to May 1998. Mr. Henchel also serves on the Board of Directors of the Electronic Retailing Association.

Lisa A. Letizio has served as Chief Human Resources Officer of HSNi since August 2008. In this capacity, Ms. Letizio oversees the Human Resources team for all of HSNi, which includes both the HSN and the Cornerstone operating segments. From 1998 and until August 2008, Ms. Letizio served as Executive Vice President, Human Resources of HSN and Cornerstone (since its acquisition in 2005). Previously, Ms. Letizio spent six years as Vice President of Human Resources for the Timberland Company, a company listed on the New York Stock Exchange and recognized as a global leader in the design and marketing of premium-quality footwear, apparel and accessories with approximately 6,000 full and part-time employees worldwide. Ms. Letizio is the Chairperson of the Board of Big Brothers Big Sisters of Pinellas County, Florida, a member of the Board of Women Executive Leadership in Florida and Secretary and Board member of St. Petersburg Art Alliance.

There is no family relationship between any of the directors or executive officers of HSNi.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we describe the material components of our executive compensation program as it relates to our named executive officers, or NEOs. Our NEOs, as determined as of December 31, 2012 under applicable SEC rules, are listed below.

Name	Positions
Mindy Grossman	Chief Executive Officer
Judy A. Schmeling	Chief Financial Officer
Lisa A. Letizio	Chief Human Resources Officer
Gregory J. Henchel	Chief Legal Officer and Secretary

Philosophy and Objectives

HSNi is committed to achieving long-term sustainable growth and increasing shareholder value. We operate in the fast-paced and highly competitive retail environment so, to be successful, we must be able to attract and retain management that thrives in this environment. Our philosophy is to design executive compensation programs that will: (i) enable us to attract, retain and motivate talent by providing executive compensation with an appropriate mix of fixed and variable compensation, short-term and long-term incentives and cash and equity-based pay; (ii) reinforce our business objectives and performance for future periods by aligning compensation with key performance metrics; and (iii) align the interests of our executives and our shareholders by weighting a portion of executive compensation on financial performance metrics that will drive shareholder value and providing a significant portion of compensation in equity-based incentives.

Management and the Compensation Committee have worked with outside consultants to develop compensation programs that reward the culture, performance and behaviors that we believe will drive long-term success. Each year the Compensation Committee evaluates the programs, approves the performance measures and goals consistent with our business plan and objectives and approves the payments and awards to our NEOs based on HSNi’s and their individual performance.

The compensation programs were designed with the following objectives in mind:

•	offer total compensation opportunities that are competitive with identified peer companies and other select organizations with whom HSNi competes for executive talent;

•	provide an appropriate link between compensation and creation of shareholder value through equity-based awards and awards tied to HSNi’s achievement of certain key financial metrics;

•	reflect HSNi’s commitment to a strong team-based culture and focus on overall company performance by linking compensation to the financial results of business units or HSNi as a whole;

•	promote a long-term commitment to HSNi through the vesting schedules of equity awards and performance cash awards;

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ensure that compensation paid to our NEOs, to the extent practicable, qualifies as deductible for federal income tax purposes under Section 162(m) of the IRS Code, unless there is a valid reason in the judgment of the Compensation Committee to forego tax deductibility; and

•	be easily understood by program participants so as to encourage and facilitate achievement of goals.

HSNi’s compensation programs have also been designed with features that discourage executives from taking unnecessary risks that would threaten the health and viability of the company. For our NEOs, at least 80% of the short-term incentive awards are based on company-wide or business unit financial performance. Long-term incentive compensation, which represents the most significant element of executive officer pay, is also based primarily on financial and stock performance and is designed to ensure that executives have a strong incentive to create shareholder value.

In our compensation review process, we consider, among other things, whether our compensation programs serve the best interests of our shareholders. In anticipation of the “say on pay” proposals included in the proxy statement related to our 2011 annual meeting of shareholders, we spoke with several of our institutional investors to solicit their views on our compensation programs. Over 83% of our shareholders who voted on the 2011 advisory proposal on executive compensation expressed approval of our executive compensation. Our current compensation programs are materially the same as those approved at our 2011 annual meeting. In evaluating NEO compensation and our compensation programs, the Compensation Committee considers the voting results from 2011 as well as feedback we received from our investors on our compensation programs. Based on the foregoing, we believe our programs are effectively designed and aligned with the interests of our shareholders. Based on our shareholders’ support of a triennial, or three year, vote on executive compensation, the next advisory vote on executive compensation will be held in 2014.

Alignment of Performance and Compensation

Our compensation programs are designed to, among other things, align compensation with our business objectives and performance. The Compensation Committee sets the applicable performance goals for our short-term and long-term incentive programs at the beginning of the fiscal year using challenging but realizable targets. These targets are based upon the financial plan approved by our Board of Directors. Our goal setting process is based on historical operating trends and requires improvement over prior year financial performance.

Given the pay for performance nature of our compensation structure, below are some highlights for our business and financial results for fiscal 2012:

•	Net sales increased 6% to $3.3 billion in fiscal 2012 from $3.1 billion in fiscal 2011;

•	Adjusted EBITDA increased 7% to $324.3 million in fiscal 2012 from $302.8 million in fiscal 2011;

•	Adjusted earnings per share increased 26% to $2.64 per share in fiscal 2012 from $2.10 per share in fiscal 2011;

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HSNi finished fiscal 2012 with a strong balance sheet of cash and cash equivalents of $222.1 million, notwithstanding continuation of our share repurchase program and an increase in our regular quarterly cash dividend; and

•	The company’s stock price increased 51.9% to $55.08 at the end of fiscal 2012 from $36.26 at the end of fiscal 2011.

Based on these results, fiscal 2012 was a successful year for HSNi with the company achieving record net sales, adjusted EBITDA and earnings per share; however, HSNi’s results did fall slightly short of our plan. HSNi achieved 96.2% of its Adjusted EBITDA target. As a result of this performance, the portion of the company’s short-term incentive program attributable to financial performance was funded at 76.0% of target.

Peer Group

The Compensation Committee believes that, in order to attract and retain talent, it is necessary to consider market data when making compensation decisions. The Compensation Committee also recognizes that at the executive level, we compete for talent against larger global companies. As a result, in 2008, we worked with our compensation consultants to create a list of reference companies from which we recruit talent and to evaluate our forms of compensation relative to those companies. Since then, each year, the Compensation Committee, with management, reviews and updates this list.

Our business model is somewhat unique. We combine traditional retail with entertaining and informative content which we deliver through innovative technology systems, all in an effort to drive retail experiences. As a result, our peer group of companies consists of publicly-traded companies in the following industries: retail, media and technology. Factors generally considered in deciding whether a company should be included in the peer group include:

•	the nature of the primary line of business of the company;

•	the size of the company in terms of revenue and market capitalization; and

•	whether we compete with the company for executive talent.

The following is a complete list of the peer companies we considered for 2012:

Media and Technology:	Retail:
eBay, Inc.	Abercrombie & Fitch Co.
Liberty Interactive Corp.	Ann, Inc.
Scripps Networks, Inc.	bebe stores, inc.
ValueVision Media, Inc.	Chico’s FAS, Inc.
The Walt Disney Company	Coach, Inc.
Foot Locker, Inc.
The Gap, Inc.
Kohl’s Corporation
Limited Brands, Inc.
Nike, Inc.
Polo Ralph Lauren Corporation
Starbucks Corporation
Tiffany & Co. Ulta Salon, Cosmetics & Fragrance, Inc.
Williams-Sonoma, Inc.

We compete with many companies that are much larger in size. As a result, many of the companies in our peer group are much larger, in terms of revenue and market capitalization, than we are. As noted above, size is but one factor we consider in deciding whether a company should be included in the peer group. To the extent that peer group data is used, we take into account variance in size among the companies and our compensation consultant assists us with a peer group review using revenue regressed peer group data.

The Compensation Committee periodically reviews the compensation practices at these peer companies to inform the committee’s decision-making process and to assist in setting total compensation levels that it believes are reasonably competitive. Although the practices at the other companies represent useful guidelines, the Compensation Committee does not rely solely on the peer group data in making its individual compensation determinations. Rather, the Compensation Committee also takes into account various factors such as our performance within the peer group, the unique characteristics of the individual’s position, internal equity and any succession and retention considerations. The Compensation Committee exercises discretion in setting individual executive compensation packages so that they appropriately reflect the value and expected contributions of each executive.

To ensure that this peer group continues to reflect companies comparable to HSNi and from which we compete for executive talent, the Compensation Committee reviews the peer group annually. In February 2013, the Compensation Committee conducted its annual review of the peer group and concluded that it was appropriate to remove The Talbots, Inc. and J. Crew Group, Inc. as they are no longer separately traded public companies. Our peer group otherwise remains the same.

Roles and Responsibilities

The Compensation Committee

The Compensation Committee was appointed by the Board of Directors to exercise all powers of the Board with respect to matters pertaining to compensation and benefits, including but not limited to, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans and salary matters relating to our executive officers. Pursuant to its Charter, the Compensation Committee’s responsibilities include:

•	reviewing and approving annual base salaries for executive officers (which include not only the NEOs but other senior leaders);

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for the executive officers, reviewing and approving all incentive awards and opportunities, both cash-based and equity-based awards and opportunities; goals relating to such awards and performance in light of such goals and objectives;

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implementing and administering all of HSNi’s equity-based awards and opportunities with specific authority to, among other things, approve grants, interpret or modify the plans and impose limitations, restrictions and conditions upon any grant; and

•	reviewing and approving the terms of any employment agreements, severance arrangements and change-in-control agreements or provisions.

The Compensation Committee also determines the compensation of the CEO without management input, but is assisted in this determination by its independent compensation consultant (as described below). In making its determinations regarding the compensation for the other NEOs, the Compensation Committee considers the recommendations of the CEO, the Chief Human Resources Officer (except with respect to her own compensation) and input received from its independent compensation consultant. The Compensation Committee reviews its determinations with the Board of Directors (without management present).

The Compensation Committee meets regularly in executive session, both with and without management present, to discuss compensation decisions and matters relating to the design and operation of the executive compensation programs.

Management

Senior management, led by our Chief Human Resources Officer, generally recommends compensation programs applicable to all executive officers, including the CEO, and presents these to the Compensation Committee for review, comment and approval. Our Chief Human Resources Officer also plays an active role in determining new executive officers’ total compensation as well as recommendations for annual compensation reviews. Recommendations are presented to the Compensation Committee for final approval.

Our CEO generally plays an advisory role to the Compensation Committee during this process. Our CEO works with our Chief Human Resources Officer and Chief Financial Officer to assist the Compensation Committee in establishing company-wide compensation programs, including the structure of bonus and equity programs, and in establishing appropriate company-wide bonus and equity pools. At year-end, the CEO meets with the Chairman of the Board and the Compensation Committee and discusses her views of corporate and individual executive officer performance for the prior year for purposes of determining whether individual executive officers other than her have met or exceeded expectations with respect to the individual performance component of executive compensation. The CEO, Chairman of the Board and the Compensation Committee discuss each individual recommendation. Following such discussion, the Compensation Committee and Chairman of the Board typically meet without the CEO and discuss the CEO’s recommendations, the CEO’s compensation and any information provided concerning peer group comparisons and industry trends and makes the ultimate compensation decisions.

Our CEO, Chief Financial Officer, Chief Human Resources Officer and Chief Legal Officer regularly attend the Compensation Committee’s meetings to, among other things:

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provide information, perspectives and recommendations for the Compensation Committee’s consideration regarding the competitive landscape, the needs of the business, information regarding HSNi’s performance, as well as legal and technical advice;

•	administer the compensation programs consistent with the direction of the Compensation Committee;

•	provide an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the objectives for HSNi and its business segments;

•	recommend changes to compensation programs if necessary to promote achievement of all objectives.

NEOs are not permitted to participate in the discussions regarding their own specific compensation. In addition, the Compensation Committee regularly meets in executive session without members of management present.

Compensation Consultants

Pursuant to the Compensation Committee charter, the Compensation Committee has sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and has sole authority to approve the terms and conditions of the consultant’s retention and the consultant’s compensation. In compliance with its charter, in 2012, the Committee continued to utilize the firm of Frederic W. Cook & Co., Inc., or FWC, a nationally recognized consulting firm focusing on compensation plan designs, as its independent advisor to assist in its ongoing development and evaluation of compensation programs and practices as well as the company’s executive compensation arrangement with the Company’s CEO.

Specifically, FWC, or a representative of FWC:

•	regularly attends Compensation Committee meetings;

•	meets with the Compensation Committee without members of management present;

•	provides third-party data, advice and expertise on proposed executive compensation and executive compensation program designs;

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reviews materials prepared by management and outside advisors to management and advises the committee on the matters included in those materials, including the consistency of proposals with the company’s compensation philosophy and comparisons to programs at other companies; and

•	prepares its own analysis of compensation matters, including the positioning of programs in the competitive market and design of programs consistent with the company’s compensation philosophy.

The Compensation Committee considers input from the consultants as one factor in making decisions with respect to compensation matters, along with information and analysis it receives from management and its own judgment and experience.

The Compensation Committee has adopted a policy requiring its consultants to be independent of the company’s management. The committee performs an annual assessment of the consultant’s independence to determine whether the consultant is independent. The committee assessed the independence of FWC upon retention of the firm and again in February 2013 and confirmed on both occasions that the firm’s work has not raised any conflict of interest and that the firm was independent.

In compliance with its charter, the committee approved the engagement of FWC and approved the fees paid to FWC for work completed prior to December 31, 2012. In 2012, payments to FWC did not exceed $120,000.

Elements of Compensation

The key elements of HSNi’s compensation program are base salary, short-term incentive compensation in the form of annual bonuses and long-term incentive compensation in the form of equity awards and performance cash. The compensation program also includes some minor perquisites and benefits but these are not significant elements of compensation. Each of the different elements of compensation is designed to achieve certain objectives. The following table outlines our objectives for each of the principal components of executive compensation:

Compensation Element	Form	Fixed or Variable	Objectives
Base Salary	Cash	Fixed	• Serves as attraction and retention tool

Short-Term Incentive Compensation	Cash	Variable	• Serves as attraction and retention tool • Rewards individual performance and achievement of annual operating plan • Aligns interests with shareholders

Long-Term Incentive Compensation	Equity and Cash	Fixed and Variable	• Serves as attraction and retention tool • Rewards long-term performance • Aligns interests with shareholders

A significant portion of the compensation program for our executive officers is variable. This means that it is contingent upon the company and the individual achieving specific results that are essential to our long-term success and growth in shareholder value. The Compensation Committee has not established a specific formula for the allocation of fixed and variable compensation components. In general, though, the majority of executive officers’ compensation is variable, with the CEO having the largest percentage of variable compensation. The Compensation Committee believes this approach directly aligns the interests of our executive officers with those of our shareholders.

Types of Awards

Under our stock and annual incentive plan, the Compensation Committee may grant a variety of long-term incentive vehicles, including RSUs, SARs, performance cash and stock options. Following is a general description of each of these vehicles.

Restricted Stock Units. RSUs are a promise to issue shares of our common stock in the future provided the recipient remains employed with us through the award’s vesting period. RSU awards generally cliff vest over a three-year period or ratably vest over a five-year period. Unvested RSUs are generally forfeited upon termination of employment. As a result, RSUs are intended to retain key employees, including the NEOs. RSUs provide the opportunity for capital accumulation and long-term incentive value.

Stock Appreciation Rights. SARs are similar to traditional stock options except, upon exercise, holders of SARs will only receive a value equal to the spread between the current market price per share of our common stock and the exercise price. As a result, SARs reward participants for long-term appreciation in HSNi’s stock price. Although the SARs are given a value at the date of grant for financial reporting purposes, the actual value of the SARs to the participant is entirely based on future increases in our stock price. If the stock price does not increase over the term of the SAR, the participant receives no value. Upon exercise of SARs, payment may be made, in the sole discretion of HSNi, in cash or shares of HSNi common stock. Management has indicated it will likely settle these awards in shares of our common stock and has historically done so. The exercise price for awards granted under the Plan is required to be priced at, or above, the fair market value of our common stock at the date of grant. Awards typically vest ratably annually over a three-year period and can be exercised over a ten-year term.

Performance Cash. An award of performance cash is typically based on the company’s achievement of a specific financial metric in the performance period but paid thereafter, assuming the recipient remains employed with the company through the award’s vesting period. Beginning in 2012, performance cash was awarded based on the company’s total shareholder return over a three-year period relative to the total shareholder return of companies listed in the Standard and Poor’s 500 Retail Index. Performance cash will vest and be payable at the end of the three-year performance period.

Stock Options. Like SARs, options reward participants for long-term appreciation in HSNi’s stock price and if the stock price does not increase over the term of option, the participant receives no value. Stock options were utilized by the company’s former parent company prior to the spin-off and, on a limited basis, by HSNi shortly after the spin-off. We do not currently issue stock options as part of our short-term or long-term incentive programs; however, we have done so in the past and may do so in the future if appropriate.

Salary

Base salary is the fixed portion of executive pay and is set to compensate individuals for their expected day-to-day performance. Salary is the most fundamental of all our compensation program elements. Providing a competitive salary to our executives is essential to achieving our objective of attracting and retaining talent.

HSNi negotiates a new executive officer’s starting salary upon arrival, typically based on the executive’s prior compensation history, HSNi’s prior compensation levels for the particular position, salary levels of other executives within HSNi, salary levels available to the individual in alternative opportunities, reference to certain survey information and the extent to which HSNi desires to secure the executive’s services. Once established, salaries can increase based on the assumption of additional responsibilities, internal equity, periodic market checks and other factors which demonstrate an executive’s increased value to HSNi. Our strategy for base salary is to generally target annual base salary of each of our executive officers at median levels relative to our peer group or market data, although individual officer salaries may be above or below those targets based on the factors described above.

The Compensation Committee annually reviews and approves the compensation package of each NEO. The Compensation Committee considers an individual’s qualifications and experience in setting our executives’ initial base salary, including those executive officers who are hired from the outside and those who are promoted from within. In determining base salary amounts and increases, the Compensation Committee considers the size and responsibility of the individual’s position, the business unit’s overall performance, the individual’s overall performance and future potential and the base salaries and merit increases paid by competitors to employees in comparable positions.

Short-Term Incentive Program

Our short-term incentive program, or STIP, is designed primarily to reward achievement of our annual operating plan and is payable in the form of annual cash bonuses. The STIP is provided for and administered under our stock and annual incentive plan, which was approved by our shareholders. The amount payable each year is based on the extent to which certain pre-established performance goals are achieved during the year and is “variable” because the company must achieve certain performance goals established by the Compensation Committee for the executive officers to receive an annual incentive bonus. This short-term incentive program is designed to motivate our executive officers to continuously improve company performance. The program aligns a portion of executive compensation with key business and financial targets and, as a result, provides a valuable link between compensation and creation of shareholder value. Due to its variable nature, and because in any given year bonuses have the potential to make up a significant portion of an executive officer’s total compensation, the bonus program provides an important incentive tool to achieve our annual performance objectives.

HSNi awards annual bonuses based primarily on the achievement of specific financial performance goals. According to our stock and annual incentive plan, performance goals may be based on a wide variety of business metrics. The Compensation Committee has determined that the annual performance bonus for our NEOs (other than the CEO) will be based on Adjusted EBITDA and individual performance. For our CEO, the annual performance bonus will be based entirely on Adjusted EBITDA. For purposes of this program, Adjusted EBITDA is defined as operating income according to the company’s consolidated statement of operations excluding, if applicable: (1) stock-based compensation expense, (2) amortization of intangible assets, (3) depreciation and related gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, and (6) other significant items. The Compensation Committee determined this performance metric was appropriate since most executives have influence over Adjusted EBITDA. For the NEOs, individual performance is also based, in part, on achievement of the Adjusted EBITDA target established by the Compensation Committee. Notwithstanding the extent to which HSNi achieves the Adjusted EBITDA target, all payments under the STIP are subject to the ability of the Compensation Committee to exercise negative discretion and adjust the STIP amounts downward.

The short-term incentive program target and performance measures for each of our NEOs are as described in the table below.

		Performance Measures
Officer	STIP Target (1)	Adjusted EBITDA	Individual Performance
CEO	125%	100%	0%
CFO	75%	80%	20%
Other NEOs	60%	80%	20%

(1)	STIP Target is a percentage of base salary as of September 30th of the company’s fiscal year.

The performance measures, performance ranges and corresponding payout levels are described in detail in the table below. In order for any short-term incentive compensation to be earned, the financial performance measure must be achieved at a threshold level. No payments under the STIP will be made unless HSNi achieves this threshold level of performance.

Beginning in 2011, the Compensation Committee set the threshold for payment at 90.1% of the Adjusted EBITDA target and the payout at threshold at 25% of STIP target. For maximum achievement of 120% of the Adjusted EBITDA target or higher, the payout was 200% of the STIP target. The STIP was designed this way in order to create more financial incentive for management to achieve a performance range of target or higher.

Performance Measures		Threshold	Target	Maximum
Adjusted EBITDA	Performance Range	90.1% of Target	100% of Target	120% of Target
	Payout Level	25%	100%	200%
Individual Performance	Performance Range	90.1% of Target	100% of Target	Greater than 100% of Target
	Payout Level	100%	125%	125%

With respect to the individual performance measure, payments will be made based on the extent to which HSNi has achieved the Adjusted EBITDA performance measure. No payment shall be made for the individual performance measure unless HSNi achieves the threshold for Adjusted EBITDA. In addition, an annual evaluation will be conducted for each of the NEOs (other than the CEO), pursuant to which the executives are assigned an annual performance rating of 1 through 5. Any executive receiving a rating of 1 (unsatisfactory) will not be eligible for any STIP payment regardless of the achievement of the financial performance goals. Any executive receiving a rating of 2 (inconsistent) will have his or her entire STIP bonus reduced by 50%. All payments under the STIP are subject to the Compensation Committee’s ability to apply negative discretion and reduce the pay out, as appropriate. All payments under the short-term incentive program are also contingent upon the NEO being employed by HSNi on the date payment is made.

Long-Term Incentive Program

HSNi believes that stock ownership shapes behavior and that by providing a meaningful portion of an executive officer’s compensation in stock-based compensation, an executive’s interests are aligned with the shareholders’ interests in a manner that drives better performance over time. In establishing this program and setting goals and award levels, the other predominant objective is to provide the participant with effective retention incentives by granting awards with long-term vesting.

Appropriate grant levels to meet these goals may vary from year to year and from individual to individual, based on a variety of factors. The Compensation Committee determines the award opportunity level for each executive officer based on the individual’s responsibility level and potential within our company, competitive practices, the number of shares available for grant, individual and company performance and the market price for our common stock.

HSNi’s long-term incentive program, or LTIP, uses a combination of three components to deliver long-term incentives: stock appreciation rights, or SARs, restricted stock units, or RSUs, and performance cash. Ms. Grossman’s annual long-term incentive grants have historically been entirely in the form of SARs.

SARs and RSUs are issued at the beginning of the performance year, typically in February. The number of SARs and RSUs awarded is not contingent upon the achievement of any performance metric but, instead, is based on a target percentage of base salary. The exercise price of the SARs is the fair market value of our common stock on the date of grant. The SARs will vest ratably annually over a three-year term and expire ten years from the date of grant. Upon exercise of SARs, payment may be made, in the sole discretion of HSNi, in cash or shares of HSNi common stock. Management has indicated it will likely settle these awards in shares of HSNi common stock and has historically done so. RSUs will vest in full on the third anniversary of the date of grant.

The target value and performance goals for performance cash awards are also set at the beginning of the performance period. For fiscal 2011, performance cash was awarded subject to the achievement of a one-year adjusted earnings per share, or Adjusted EPS, target and vests two years after the end of the performance period provided the executive is still employed by HSNi. Beginning in 2012, the Compensation Committee changed the performance metric for the performance cash component to total shareholder return relative to the S&P 500 Retail Index and lengthened the performance period from one year to three years. The Compensation Committee did this following a comprehensive study of the long-term incentive program, in order to more closely align executive awards with shareholder value creation and in order to reinforce management’s emphasis on long-term performance. These changes became effective for the fiscal year which began January 1, 2012.

Executives must be continuously employed by HSNi during the performance period in order to be eligible for payment. In the event of a “change in control” an executive may be entitled to payments of unvested performance cash awards, under certain circumstances. If the change in control occurs before the completion of both the performance period and the vesting period, the participant shall be paid the present value of the performance cash award at the target value, with such payment being made as soon as practicable following the change in control.

Summary

As a result of the long-term incentive compensation and short-term incentive compensation programs, a significant portion of the executive officers’ compensation is weighted towards variable compensation. The Compensation Committee believes that allocation of a significant portion of total compensation to variable compensation, balancing multiple award types, encourages our executives to take appropriate risks aimed at improving company performance and building long-term shareholder value as well as encourages our executives to remain committed to the growth of our organization for the long-term.

Other Compensation

We provide certain executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with industry norms and position levels. These personal benefits do not have a relationship to other compensation levels. They are provided in order to enable us to attract and retain these executives. The Compensation Committee periodically reviews the levels of these benefits provided to our executive officers.

The values of these benefits are reported under the heading “Other Annual Compensation” in this proxy statement pursuant to applicable rules, and are generally considered in determining overall compensation levels.

Post-Termination Compensation and Benefits

We believe that a strong, experienced management team is essential and in the best interests of HSNi and its shareholders. In addition, we recognize that the possibility of a change in control could arise and that such an event could result in the departure of the NEOs to the detriment of HSNi and its shareholders. As a result, we adopted a Named Executive Officer and Executive Vice President Severance Plan applicable to certain executives. The plan formalizes and standardizes our severance practices for our most senior executive officers and was adopted in lieu of issuing new employment agreements. The plan applies to all “NEOs” excluding Ms. Grossman who has a severance arrangement pursuant to her employment agreement. Adoption of the severance plan was approved by the Compensation Committee. Please refer to the section entitled “Payments Upon Termination or Change of Control” for specific details regarding post-termination compensation and benefits.

Executives covered by the severance plan will generally be eligible to receive severance benefits in the event of a termination by the company without Cause or by the executive for Good Reason. The severance benefits increase if the termination is within 12 months following a Change in Control. Each of these capitalized terms are defined in the severance plan and in the “Executive Compensation-Payments Upon Termination or Change of Control” section of this Proxy Statement.

Vesting of Awards Upon Change in Control

The Compensation Committee determined to include double-trigger change-in-control provisions in each of the equity award agreements. Upon a change-in-control and following a termination of employment for other than Cause within one year following the change-in-control, the unvested portion of the outstanding RSU, SAR and option awards will vest. The purpose of this accelerated vesting is to ensure that we retain our NEOs prior to and through a change-in-control.

Impact of Tax and Accounting Issues

The Compensation Committee also considers and evaluates the impact of applicable tax laws with respect to compensation paid under our plans, arrangements and agreements.

For instance, with certain exceptions, Section 162(m) of the IRS Code limits our deduction for compensation in excess of $1 million paid to certain covered employees (generally our NEOs). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m). While the Compensation Committee generally intends to structure and administer our Plan and the related programs so that all compensation is deductible, the Compensation Committee may from time to time, approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs and remain competitive in the marketplace. As a way to mitigate this, there is no individual performance component to calculating the CEO’s short-term incentive compensation and for the other NEOs, each of whom does have an individual performance component for their short-term incentive compensation, the individual performance component is calculated largely based upon achievement of the financial performance metric.

For the year ended December 31, 2012, approximately $2.0 million of compensation expense will be non-deductible under Section 162(m) of the IRS Code. This relates to compensation arrangements entered into with, and awards granted to, our CEO. The company works with the Compensation Committee to evaluate whether compensation arrangements will be structured and administered so as to not be subject to the deduction limit of Section  162(m).

2012 Compensation Actions

Below is a summary of the key decisions relating to executive compensation in 2012:

•

In February 2012, the Compensation Committee adopted executive stock ownership guidelines applicable to the company’s executive officers in order to emphasize the importance of aligning the executives’ long-term financial interests with those of the company’s shareholders. Following are the guidelines for HSNi’s NEOs:

CEO	Five Times Annual Base Salary or 200,000 shares
Other NEOs	Three Times Annual Base Salary or 30,000 shares

Executive officers will have five years from the later of (i) the date they were first appointed as an executive officer of the Company, or (ii) the date the Board of Directors adopted these guidelines to attain the ownership threshold.

•

In February 2012, in connection with its annual review of base salaries, the Compensation Committee approved the following base salary increases based on the CEO’s assessment of the executives’ performance and in order to align our NEOs’ salaries with salaries for executives in comparable positions in our comparator group companies and, in the case of Ms. Schmeling, in recognition of exceptional performance and additional responsibilities assumed:

Name	2011 Salary ($)	2012 Salary ($)	Increase (%)
Judy A. Schmeling	575,000	650,000	13
Lisa A. Letizio	375,000	386,250	3
Gregory J. Henchel	350,000	375,000	7

•

In May 2012, the Compensation Committee approved a change in the LTIP performance target for Ms. Schmeling from 100% to 120% in connection with other changes to the LTIP structure to support the business strategy of creating more synergies between the company’s two operating segments and to align the LTIP to support that business strategy. This change will be effective for the fiscal year 2013.

In addition to the decisions above, in connection with the 2013 STIP, the Compensation Committee determined in February 2013 that it was appropriate to revise the STIP to provide for a simpler, more stable payout curve between 85% of target and 120% of target. In addition, the Compensation Committee and management agreed that there would be no payout on the STIP unless the actual Adjusted EBITDA achieved in 2013 was higher than the actual Adjusted EBITDA achieved in the prior year. These changes will be effective for the fiscal year 2013.

Some of these decisions were made independently by the Compensation Committee; others were made with the advice of HSNi’s Chief Human Resources Officer, CEO and/or the advice of HSNi’s independent compensation consultants.

2012 Compensation Results

For purposes of the 2012 fiscal year STIP, the Compensation Committee established a target for Adjusted EBITDA. Although HSNI’s Adjusted EBITDA for 2012 exceeded Adjusted EBITDA performance for 2011, actual Adjusted EBITDA was 96.2% of the target established. The CEO also conducted annual performance evaluations for each of the other NEOs and assigned an annual performance rating to each such executive. The CEO reported the results of the company’s achievement of the financial metric and the individual evaluations along with the calculations of the STIP based on such results to the Compensation Committee, which has ultimate responsibility for approving the final bonus amounts to be paid to each of the NEOs. The Compensation Committee, in executive session, discussed HSNi’s performance relative to the financial performance metric established and the individual performance of the NEOs, including the CEO, and made the final decisions regarding short-term incentive compensation for the NEOs.

The annual performance bonuses paid to our NEOs for the year ended December 31, 2012 in the context of the target and maximum payout and actual award, are shown in detail below.

Name	Target (% of Salary)	Target ($)	Maximum ($)	Actual ($)	Actual (% of Target)
Mindy Grossman	125	1,500,000	3,000,000	1,140,000	76
Judy A. Schmeling	75	487,500	975,000	382,200	76
Lisa A. Letizio	60	231,750	463,500	176,130	76
Gregory J. Henchel	60	225,000	450,000	171,000	76

The Compensation Committee concluded that the actual degree of achievement of the performance metric represents good performance in a year that continued to be challenged and that the payment of the cash bonuses at this level is consistent with the results of such performance.

Of the three components of long-term incentive compensation, the SARs and RSUs are issued at the beginning of the performance year. As discussed previously, the third component, the performance cash, is based on the company’s relative total shareholder return over a three-year period and will vest and be paid upon expiration of that three-year period.

The Compensation Committee believes that the overall compensation of HSNi’s NEOs is aligned with the company’s performance, is competitive in comparison to HSNi’s peers, is consistent with our compensation philosophy and allows us to achieve the objectives for which the compensation programs are designed.

Report of the Compensation and Human Resources Committee

The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. The Compensation Committee has reviewed and discussed with management the company’s incentive compensation arrangements to confirm that the design of incentive pay does not encourage unnecessary risk taking. Based upon its review and the discussions held, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into HSNi’s annual report.

Members of the Compensation and Human Resources Committee

Patrick Bousquet-Chavanne (Chairman)

Stephanie Kugelman

John B. Morse, Jr.

Ann Sarnoff

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the compensation information for the years ended December 31, 2012, 2011 and 2010 for our NEOs as of the end of the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	SAR and Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Mindy Grossman	2012	1,200,000	—	—	3,000,012	1,140,000	288,667	5,628,679
Chief Executive Officer	2011	1,200,000	—	—	3,000,002	1,800,000	179,242	6,179,244
	2010	1,163,846	—	5,672,000	3,000,005	2,118,000	197,837	12,151,688

Judy A. Schmeling	2012	650,000	—	130,014	260,004	561,314	—	1,601,332
Chief Financial Officer	2011	575,000	—	115,016	230,003	835,993	7,951	1,763,963
	2010	562,019	—	115,002	230,004	966,173	4,600	1,877,798

Lisa A. Letizio	2012	386,250	—	77,281	154,506	282,565	—	900,602
Chief Human Resources Officer	2011	371,442	—	75,013	150,010	472,650	6,563	1,075,678
	2010	350,000	—	70,005	140,000	510,636	3,977	1,074,618

Gregory J. Henchel (5)	2012	375,000	—	75,001	150,001	274,335	24,977	899,314
Chief Legal Officer & Secretary	2011	350,000	—	70,020	140,007	446,600	10,597	1,017,224
	2010	296,154	—	420,008	140,000	505,176	50,880	1,412,218

(1)	The amounts in this column represent discretionary bonus amounts paid to NEOs. Annual performance-based bonuses paid pursuant to our short-term incentive program implemented pursuant to our stock and annual incentive plan are reflected in the “Non-Equity Incentive Plan Compensation” column.

(2)	These amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock compensation and do not necessarily reflect the actual value that may be realized. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K filed on February 21, 2013.

(3)	These amounts reflect (i) actual annual cash bonuses pursuant to our short-term incentive program, and (ii) performance cash awards pursuant to our long-term incentive program at the actual amount earned to the extent such amounts can be calculated or at their grant date fair value computed in accordance with accounting standards related to stock-based compensation and do not necessarily reflect the actual value that may be realized. The maximum performance cash awards payable to each of Ms. Schmeling, Ms. Letizio and Mr. Henchel for the 2012 grants are $520,000, $309,000 and $300,000, respectively.

(4)	All Other Compensation amounts for Ms. Grossman and Mr. Henchel represent relocation expenses of $286,345 and $24,168, respectively, which amounts include a tax “gross up” of $110,696 for Ms. Grossman and $8,810 for Mr. Henchel.

(5)	Mr. Henchel joined HSNi in February 2010.

Grants of Plan-Based Awards

The table below provides the following information regarding plan-based awards granted to our NEOs in 2012 under the Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($)(sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
		Threshold	Target	Maximum
Mindy Grossman
Annual Bonus (2)	2/21/12	375,000	1,500,000	3,000,000
SARs (3)	2/21/12					231,759	35.63	3,000,002

Judy A. Schmeling
Annual Bonus (2)	2/21/12	121,875	487,500	975,000
Performance Cash (4)	2/21/12	57,500	230,000	460,000
Performance Cash (5)	2/21/12	8,580	260,000	520,000
SARs (3)	2/21/12					20,086	35.63	260,004
RSUs (6)	2/21/12				3,694			130,014

Lisa A. Letizio
Annual Bonus (2)	2/21/12	57,938	231,750	463,500
Performance Cash (4)	2/21/12	37,144	148,577	297,154
Performance Cash (5)	2/21/12	5,099	154,500	309,000
SARs (3)	2/21/12					11,936	35.63	154,506
RSUs (6)	2/21/12				2,195			77,281

Gregory J. Henchel
Annual Bonus (2)	2/21/12	56,250	225,000	450,000
Performance Cash (4)	2/21/12	35,000	140,000	280,000
Performance Cash (5)	2/21/12	4,950	150,000	300,000
SARs (3)	2/21/12					11,588	35.63	150,001
RSUs (6)	2/21/12				2,130			75,001

(1)	Amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock-based compensation. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K. These amounts reflect the fair value of these awards at the grant date and do not correspond to the actual value that may be paid to or realized by the NEOs.

(2)	Amounts represent annual cash bonuses payable pursuant to HSNi’s short-term incentive program with respect to fiscal 2012 performance. Amounts shown represent the threshold, target and maximum payouts for which each NEO was eligible under our program. Amounts actually earned with respect to these awards are described in the Compensation Discussion and Analysis—2012 Compensation Results section and included in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.

(3)	Reflects SARs issued pursuant to HSNi’s long-term incentive program with respect to fiscal 2012 performance. Awards vest in three increments on the first, second and third anniversary of the date of grant.

(4)	Amounts represent performance cash awards payable pursuant to our long-term incentive program with respect to fiscal 2011 performance. Amounts shown represent the threshold, target and maximum payouts for which each NEO was eligible under our program. Amounts actually earned with respect to these awards are described in the Compensation Discussion and Analysis—2011 Compensation Results section and included in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. Such awards vest on December 31, 2013 and become payable shortly thereafter.

(5)	Amounts represent performance cash awards payable pursuant to our long-term incentive program with respect to fiscal 2012 performance. Amounts shown represent the threshold, target and maximum payouts for which each NEO was eligible under our program. Amounts actually earned with respect to these awards are described in the Compensation Discussion and Analysis—2012 Compensation Results section and included in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. Such awards vest on December 31, 2014 and become payable shortly thereafter.

(6)	Reflects RSUs issued pursuant to HSNi’s long-term incentive program with respect to fiscal 2012 performance. All of such RSUs will vest on the third anniversary of the date of grant. Includes the impact of dividends paid on HSNi’s common stock through December 31, 2012 which were credited to the NEOs’ accounts as additional RSUs and will be paid out in shares of HSNi common stock on the vesting date, subject to the same vesting restrictions as the underlying securities.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding various HSNi equity awards held by HSNi’s NEOs as of December 31, 2012. The market value of all awards is based on the closing price of HSNi common stock of $55.08 as of December 31, 2012.

	Stock Appreciation Rights and Option Awards				Stock Awards (1)(2)
Name	Number of Securities Underlying Unexercised SARs and Options (#) (Exercisable)	Number of Securities Underlying Unexercised SARs and Options (#) (Unexercisable)	SARs and Option Exercise Price ($)	SARs and Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)
Mindy Grossman	243,929	—	16.48	4/9/18
	142,521	—	30.46	8/21/18
	205,864	—	37.58	8/21/18
	370,555	—	44.71	8/21/18
	225,733	112,868	20.46	2/24/20
	77,881	155,763	29.72	2/9/21
	—	231,759	35.63	2/21/22
					50,794	2,797,734

Judy A. Schmeling	59,318	—	16.46	1/31/18
	11,250	—	5.76	12/22/18
	17,726	8,864	19.99	2/23/20
	5,970	11,943	29.72	2/9/21
	—	20,086	35.63	2/21/22
					13,469	741,873

Lisa A. Letizio	13,957	—	16.46	1/31/18
	—	5,396	19.99	2/23/20
	3,894	7,789	29.72	2/9/21
	—	11,936	35.63	2/21/22
					8,316	458,046

Gregory J. Henchel	10,789	5,396	19.99	2/23/20
	3,634	7,270	29.72	2/9/21
	—	11,588	35.63	2/21/22
					17,454	961,366

(1)	Includes the impact of dividends paid on HSNi’s common stock through December 31, 2012 which were credited to the NEOs’ accounts as additional RSUs and will be paid out as shares of HSNi common stock on the vesting date, subject to the same vesting restrictions as the underlying securities.

(2)	The table below provides the following information regarding unvested RSU awards in HSNi stock held by our NEOs as of December 31, 2012: (i) the grant date, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2012 based on a closing price of $55.08 on such date, and (iv) the vesting schedule. The numbers below include the impact of dividends paid on HSNi’s common stock through December 31, 2012 which were credited to the NEOs’ accounts as additional RSUs and will be paid out as shares of HSNi common stock on the vesting date, subject to the same vesting restrictions as the underlying securities.

	Number of Unvested RSUs as of 12/31/12 (#)	Market Value of Unvested RSUs as of 12/31/12 ($)

			Vesting Schedule (#)
Name and Grant Date			2013	2014	2015
Mindy Grossman
8/5/10 (a)	50,794	2,797,734	50,794	—	—

Total	50,794	2,797,734	50,794	—	—

Judy A. Schmeling
2/23/10 (b)	5,844	321,888	5,844	—	—
2/09/11 (b)	3,931	216,519	—	3,931	—
2/21/12 (b)	3,694	203,466	—	—	3,694

Total	13,469	741,873	5,844	3,931	3,694

Lisa A. Letizio
2/23/10 (b)	3,557	195,920	3,557	—	—
2/09/11 (b)	2,564	141,225	—	2,564	—
2/21/12 (b)	2,195	120,901	—	—	2,195

Total	8,316	458,046	3,557	2,564	2,195

Gregory J. Henchel
2/23/10 (b)	3,557	195,920	3,557	—	—
3/01/10 (c)	9,374	516,320	3,123	3,125	3,126
2/09/11 (b)	2,393	131,806	—	2,393	—
2/21/12 (b)	2,130	117,320	—	—	2,130

Total	17,454	961,366	6,680	5,518	5,256

(a)	These awards vest 50% on the first anniversary and 25% on both the second and third anniversary, subject to continued employment.

(b)	These awards vest in one lump sum installment on the third anniversary of the date of grant, subject to continued employment.

(c)	These awards vest in equal installments over five years on each of the first five anniversaries of the date of grant, subject to continued employment.

Option Exercises and Stock Vested

The table below provides information regarding the number of shares acquired by our NEOs during 2012 upon the exercise of options and SARs and/or the vesting of RSU awards and the related value realized, excluding the effect of any applicable taxes.

Name	Option and SAR Awards		RSU Awards
	Number of Shares Acquired upon Exercise (#)	Value Realized upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized upon Vesting ($) (2)
Mindy Grossman	295,717	10,448,344	120,756	4,779,763
Judy A. Schmeling	26,490	1,298,829	14,698	556,030
Lisa A. Letizio	34,402	1,027,231	10,633	401,720
Gregory J. Henchel	—	—	3,086	114,676

(1)	The dollar value realized on exercise represents the difference between the market price of the underlying securities on the exercise date and the exercise price. The value realized upon exercise includes the shares withheld to cover the exercise price and taxes.

(2)	The dollar value realized upon vesting of RSUs represents the closing price of common stock on the applicable vesting date. The value realized upon vesting includes the value of shares withheld to cover taxes.

Payments Upon Termination or Change of Control

We have entered into an employment agreement with our CEO and maintain an executive severance plan for our other NEOs that will require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or change of control. Set forth below are descriptions of these arrangements as they were in effect as of December 31, 2012.

Grossman Arrangements

Under Ms. Grossman’s employment agreement (as amended), upon a termination by the company for other than death or disability and without Cause (as defined below) or resignation by Ms. Grossman for Good Reason (as defined below), Ms. Grossman will be entitled to certain benefits. These benefits include continued payment of her base salary and provision of health benefits for a period of twenty-four consecutive months. She will also be entitled to pro-rated portions of the bonus she would otherwise earn during the year in which the qualifying termination occurs, payable at the time such bonus would otherwise be payable.

Under Ms. Grossman’s employment agreement, “Cause” shall mean:

•

the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by employee; provided, however, that after indictment, we may suspend executive from the rendition of services, but without limiting or modifying in any other way our obligations under the agreement; provided, further, that Ms. Grossman’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Ms. Grossman’s employment;

•

a material breach by the executive of a fiduciary duty owed to us, which in the good faith reasonable determination of the Board, undermines the confidence of the Board in Ms. Grossman’s fitness to continue in her position, and a failure to cure such breach upon receipt of notice;

•	a material breach by executive of any of the covenants made by executive in her employment agreement and a failure to cure such breach upon receipt of notice;

•	the continued failure to perform material duties required by the agreement upon receipt of notice; or

•	a knowing and material violation of any material company policy pertaining to ethics, wrongdoing or conflicts of interest and a failure to cure such breach upon receipt of notice.

In each case, Cause shall only be deemed to exist if it is determined in good faith by the vote of not less than 2/3 of the Board of Directors (excluding Ms. Grossman).

Under Ms. Grossman’s employment agreement, “Good Reason” shall mean:

•	HSNi’s material breach of the agreement;

•

the material reduction in title, duties, reporting responsibilities or level of responsibilities, excluding any such reduction resulting from any disposition of assets so long as we retain the business relating to the HSN television network and web-site and acknowledging that the involvement of the Chairman of the Board in certain matters primarily related to public company reporting, significant corporate transactions, or other significant financial, legal and accounting matters, shall not constitute any such reduction provided that Ms. Grossman continues to have primary responsibility for the management of all operations and activities of the businesses of the company;

•	a material reduction in base salary or target bonus, or

•	a relocation of Ms. Grossman’s principal place of business by HSNi.

Upon termination of employment for death or disability, Ms. Grossman is entitled to accelerated vesting of a percentage, based on years of service, of the unvested portion of the awards granted to her pursuant to her employment agreement. In addition, upon a termination of employment by the company for other than death, disability or Cause, a termination of employment by Ms. Grossman for Good Reason, or a Change of Control (as defined below), Ms. Grossman is entitled to accelerated vesting of certain, but not all, unvested awards outstanding as of that date.

Under Ms. Grossman’s employment agreement, “Change of Control” shall mean:

•

The acquisition by any individual, entity or group, other than HSNi, of beneficial ownership of equity securities of HSNi representing more than 50% of the voting power of the then outstanding equity securities of HSNi entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

•

Individuals who, as of the effective date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date, whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

•

Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of HSNi, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than 50% of the resulting voting power shall reside in Outstanding Company Voting Securities retained by our shareholders in the Business Combination and/or voting securities received by such shareholders in the Business Combination on account of Outstanding Company Voting Securities, and (B) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

•	Approval by our shareholders of a complete liquidation or dissolution of the company.

The amounts payable upon termination are all subject to the execution of a general release and compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in Ms. Grossman’s employment agreement. Salary continuation payments will be offset by the amount of any compensation earned by an executive from other employment during the severance payment period.

Other NEO Arrangements

Effective November 17, 2009, we adopted a Named Executive Officer and Executive Vice President Severance Plan applicable to certain NEOs. The plan formalizes and standardizes our severance practices for our most senior executive officers and was adopted in lieu of issuing new employment agreements. In connection with the adoption of the Named Executive Officer and Executive Vice President Severance Plan, all NEOs and senior executive officers agreed to the termination of their employment agreements. The plan applies to all NEOs excluding Ms. Grossman, who has a severance arrangement pursuant to her employment agreement. Adoption of the plan was approved by the Compensation Committee.

Executives covered by the severance plan will generally be eligible to receive severance benefits in the event of a termination by the company without Cause or by the executive for Good Reason. The severance benefits increase if the termination is within 12 months following a Change in Control.

Under the plan, in the event of a termination by HSNi without Cause (as defined below) or by the executive for Good Reason (as defined below) prior to a Change in Control (as defined below) or more than 12 months following a Change in Control, the severance benefits for the executive shall generally consist of the following:

•	continued payment of base salary for a period of 18 months following the date of such executive’s termination of employment; and

•	continuation of coverage under our health insurance plan for a period of 12 months following the date of such executive’s termination of employment.

Under the plan, in the event of a termination by HSNi without Cause or by the executive for Good Reason, in each case within 12 months following a Change in Control, the severance benefits for the executive shall consist of the following:

•

payment of a lump sum amount equal to two times the sum of (i) the executive’s Base Salary, and (ii) the executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of days from the first day of the year in which the termination occurs and ending on the last day of the severance period, and the denominator of which is the number of days in the year in which the termination occurs;

•	payment of a lump sum amount equal to medical coverage under our health insurance plan for a period of 18 months;

•	outplacement benefits in an amount not to exceed $20,000; and

•	immediate vesting of all of the executive’s outstanding awards.

Under this severance plan, “Cause” shall mean:

•	the willful or gross neglect by the executive of his or her employment duties;

•	the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by the executive;

•	a material breach by the executive of a fiduciary duty owed to us;

•	a material breach by executive of any non-disclosure, non-solicitation or non-competition obligation owed to us; or

•	a violation by the executive of any company policy pertaining to ethics, wrongdoing or conflicts of interest.

Under this severance plan, “Good Reason” shall mean, without the executive’s prior written consent:

•	a material reduction in the executive’s rate of annual base salary from the rate of annual base salary in effect for such executive;

•	a relocation of the executive’s principal place of business more than 50 miles further from the location of the principal place of business from which executive works; or

•	a material and demonstrable adverse change in the nature and scope of the executive’s duties.

In order to invoke a termination of employment for Good Reason, the executive must provide written notice to HSNi of the existence of one or more of the conditions described in the clauses above within 90 days following the executive’s knowledge of the initial existence of such condition or conditions, and HSNi shall have 30 days following receipt of such written notice during which it may remedy the condition.

Under this severance plan, a “Change of Control” shall mean any of the following events:

•

the acquisition by any individual, entity or group, other than HSNi, of beneficial ownership of equity securities of HSNi representing more than 50% of the voting power of the then outstanding equity securities of HSNi entitled to vote generally in the election of directors;

•	incumbent directors cease for any reason to constitute at least a majority of the Board;

•

consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of HSNi, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (i) more than 50% of the Resulting Voting Power shall reside in outstanding voting securities retained by our shareholders, and (ii) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were incumbent directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

•	approval by our shareholders of a complete liquidation or dissolution of HSNi.

The amounts payable upon termination are all subject to the execution of a general release and to compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in the relevant employment agreements. Salary continuation payments will be offset by the amount of any compensation earned by an executive from other employment during the severance payment period.

Estimated Post-Employment Compensation and Benefits

The following table describes the potential payments and benefits to which our NEOs would be entitled upon termination of employment. The amounts shown in the table assume that the termination or change in control was effective as of December 31, 2012. The vesting of equity awards in other Spincos may accelerate upon the termination of employment of our NEOs under certain circumstances. As a result, to the extent appropriate, the value of such equity awards which could accelerate are included in the amounts described below. The price of HSNi common stock and the common stock of the other Spincos on which certain calculations are based is the closing price on The NASDAQ Global Select Market on December 31, 2012.

These amounts do not take into account equity grants made, and contractual obligations entered into, after December 31, 2012. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Name and Benefit	Termination without Cause	Resignation for Good Reason	Change in Control	Termination w/o Cause or for Good Reason and Change in Control
Mindy Grossman
Cash Severance (salary)	$2,400,000	$2,400,000	$—	$2,400,000
STIP or Annual Cash Bonus	1,500,000	1,500,000	—	1,500,000
Stock Options and SARs (vesting accelerated)	—	—	—	12,365,378
RSUs (vesting accelerated)	—	—	—	2,797,746
Health Benefits	28,899	28,899	—	28,899

Total Estimated Value	$3,928,899	$3,928,899	$—	$19,092,023

Judy A. Schmeling
Cash Severance (salary)	$975,000	$975,000	$—	$1,300,000
STIP or Annual Cash Bonus	—	—	—	1,462,500
Performance Cash	—	—	696,002	782,271
Stock Options and SARs (vesting accelerated)	—	—	—	1,004,585
RSUs (vesting accelerated)	—	—	—	741,916
Health Benefits	19,158	19,158	—	28,736
Outplacement Benefits	—	—	—	20,000

Total Estimated Value	$994,158	$994,158	$696,002	$5,340,008

Lisa A. Letizio
Cash Severance (salary)	$579,375	$579,375	$—	$772,500
STIP or Annual Cash Bonus	—	—	—	695,250
Performance Cash	—	—	437,124	488,387
Stock Options and SARs (vesting accelerated)	—	—	—	619,030
RSUs (vesting accelerated)	—	—	—	458,124
Health Benefits	19,002	19,002	—	28,526
Outplacement Benefits	—	—	—	20,000

Total Estimated Value	$598,377	$598,377	$437,124	$3,081,817

Gregory J. Henchel
Cash Severance (salary)	$562,500	$562,500	$—	$750,000
STIP or Annual Cash Bonus	—	—	—	675,000
Performance Cash	—	—	423,046	472,817
Stock Options and SARs (vesting accelerated)	—	—	—	599,099
RSUs (vesting accelerated)	—	—	—	961,486
Health Benefits	12,960	12,960	—	19,439
Outplacement Benefits	—	—	—	20,000

Total Estimated Value	$575,460	$575,460	$423,046	$3,497,841

Executive Stock Ownership Guidelines

We believe that it is important that executive officers and directors have, and are recognized both internally and externally as having, long-term financial interests that are aligned with those of HSNi’s shareholders. Accordingly, while serving as an executive officer of HSNi, all such officers are expected to hold stock in HSNi equal in value to the lesser of (i) a fixed number of shares, and (ii) a multiple of his or her annual base salary, with ownership targets increasing with their level of responsibility. HSNi’s CEO is expected to hold stock equal in value to the lesser of five times annual base salary or 200,000 shares. All executive vice presidents are expected to hold stock equal in value to the lesser of three times annual base salary or 30,000 shares.

Executive officers will have five years from the later of (i) the date they were first appointed an executive officer of the company, or (ii) the date the board of directors adopted these guidelines to attain the ownership threshold. Until the executives meet the guidelines, the executives must hold 50% of post-tax securities acquired through equity incentive programs until the expected level is achieved. The Compensation Committee will evaluate compliance with this program annually. As of the last measurement date, two of the four NEOs (including the CEO) had achieved the desired levels of ownership. Waivers of these guidelines may be granted, from time to time, in the discretion of the Compensation and Human Resources Committee.

Securities Authorized for Issuance under Equity Compensation Plans

The table below provides information pertaining to all compensation plans under which equity securities of our company are authorized for issuance as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders for:
Employee equity compensation	2,854,565	21.16	3,334,776
Non-employee directors’ deferred compensation plan	28,843	—	71,157
Adjusted Awards under employee equity plan approved by IAC shareholders prior to the spin-off	794,237	22.83	—

Subtotal	3,677,645		3,405,933

Equity compensation plans not approved by security holders:	—	—	—

Total equity compensation plans (2)	3,677,645		3,405,933

(1)	The calculation of the weighted average exercise price includes RSUs that do not have an exercise price. Excluding the RSUs, the weighted average exercise price of outstanding options and SARs would be $30.41 for the equity compensation plan approved by security holders, $22.94 for the equity compensation plan approved by IAC shareholders prior to the spin-off and $28.28 for all equity compensation plans.

(2)	Approximately 0.3 million of the securities to be issued are held by employees of the other Spincos and not by employees of HSNi.

Pension Benefits

We do not currently have any plans that provide for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

We do not currently have any other defined contribution or other plan that provides for deferred compensation on a basis that is not tax-qualified.

Clawback Policy

The company has an executive compensation recovery, or clawback, policy providing for recoupment of certain compensation in the event the company is required to restate its financial statements due to material non-compliance, as a result of misconduct of an executive officer or officers, with any financial reporting requirement under the securities laws. The policy is described in more detail in the company’s Code of Ethics.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Officers and Directors

The following table sets forth information as of March 15, 2013, with respect to the beneficial ownership of our common stock by (i) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding common stock, (ii) each director and NEOs, and (iii) all of our executive officers and directors as a group. The percentages below are based on 54,196,378 shares of common stock outstanding on March 15, 2013. In each case, except as otherwise indicated in the footnotes to the table, the shares of common stock are owned directly by the named owners, with sole voting and dispositive power. Under the SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days of March 15, 2013 (such as by exercising vested stock options or RSUs subject to vesting within 60 days).

Name and Address of Beneficial Owner	Shares	%
5% Beneficial Owners:
Liberty Interactive Corp. (1) 12300 Liberty Boulevard Englewood, CO 80112	20,016,167	36.9

Fidelity Management and Research Company (2) 82 Devonshire Street Boston, MA 02109	5,353,052	9.9

Directors and NEOs:
Patrick Bousquet-Chavanne (3)	36,527	*
Michael C. Boyd	10,776	*
William Costello (4)	46,150	*
James M. Follo	22,449	*
Stephanie Kugelman	25,716	*
Arthur C. Martinez	34,579	*
Thomas J. McInerney	82,288	*
John B. (Jay) Morse, Jr. (5)	51,462	*
Ann Sarnoff	—	*
Mindy Grossman (6)	1,638,910	3.0
Judy A. Schmeling (7)	155,314	*
William C. Brand (8)	89,407	*
Gregory J. Henchel (9)	38,325	*
Lisa A. Letizio (10)	26,919	*
All executive officers and directors as a group (14 persons)	2,258,823	4.2

*	The percentage of shares beneficially owned does not exceed 1%

(1)	Reflects shares beneficially owned by Liberty Interactive Corp. as of September 19, 2011 based on Schedule 13D/A filed with the SEC on September 21, 2011 which indicates that Liberty, whose principal business is owning a broad range of electronic retailing, media, communications and entertainment businesses and investments, has sole voting and dispositive power with respect to such shares. According to a Schedule 13D/A filed by Liberty on October 3, 2011, Liberty’s chairman, John C. Malone, may be deemed to beneficially own 32.5% of the voting power of Liberty. The Schedule 13D/A filed by Liberty with respect to the shares of HSNi certifies that such shares were acquired by Liberty in the ordinary course and not with the purpose or with the effect of changing or influencing control of HSNi.

(2)

Reflects shares beneficially owned by FMR LLC based on Schedule 13G filed with the SEC on February 14, 2013 which indicates that Fidelity Management and Research Company, a wholly owned subsidiary of FMR LLC and investment advisor (“Fidelity”) is the beneficial owner of such shares. Edward C. Johnson, III and FMR LLC through its control of Fidelity, has sole dispositive power with respect to such shares. According to the Schedule 13G, neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(3)	Represents (i) 14,152 share units accrued in lieu of cash fees for serving as a director pursuant to HSNi’s Non-Employee Director Compensation Plan and (ii) 22,375 shares of HSNi common stock held directly by the reporting person.

(4)	Represents (i) 11,267 share units accrued in lieu of cash fees for serving as a director pursuant to HSNi’s Non-Employee Director Compensation Plan and (ii) 34,883 shares of HSNi common stock held directly by the reporting person.

(5)	Represents (i) 3,424 share units accrued in lieu of cash fees for serving as a director pursuant to HSNi’s Non-Employee Director Compensation Plan and (ii) 48,038 shares of HSNi common stock held directly by the reporting person.

(6)	Represents (i) 1,534,485 shares issuable upon exercise of currently exercisable stock options and SARs, (ii) 77,925 shares held directly and (iii) 1,500 shares held by a family member sharing the same household. Includes 25,000 shares that Ms. Grossman has pledged as collateral to secure a loan.

(7)	Represents (i) 115,794 shares issuable upon currently exercisable stock options and SARS, and (ii) 39,520 shares held directly.

(8)	Represents (i) 54,058 shares issuable upon currently exercisable stock options and SARs, and (ii) 35,349 shares of HSNi held directly.
(9)	Represents (i) 27,316 shares represented by currently exercisable SARs, and (ii) 11,009 shares held directly.

(10)	Represents (i) 17,162 shares issuable upon currently exercisable stock options and SARs, and (ii) 9,757 shares of HSNi held directly.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to comply therewith during the fiscal year ended December 31, 2012. We believe that during the fiscal year ended December 31, 2012, our directors, executive officers, and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements. In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% shareholders that no Form 5s were required to be filed under applicable SEC rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We have adopted a written policy governing the review and approval of related person transactions. Consistent with applicable law and listing standards, the terms “related person” and “transaction” are determined by reference to Item 404(a) of Regulation S-K under the Securities Act. In accordance with the policy, management is required to determine whether any proposed transaction, arrangement or relationship with a related person falls within the definition of “transaction,” and if so, submit the transaction to the Audit Committee for approval. The Audit Committee, in considering whether to approve related person transactions, considers all facts and circumstances that it deems relevant.

Relationship Between HSNi and Liberty

Spinco Agreement

In connection with the spin-off, pursuant to a Spinco Assignment and Assumption Agreement, dated as of August 20, 2008, among HSNi, IAC, Liberty Media Corporation (“Liberty”) and a subsidiary of Liberty that held shares of IAC common stock and IAC Class B common stock (together with Liberty, the “Liberty Parties”), HSNi (i) assumed from IAC all rights and obligations providing for post-spin-off governance and other arrangements at HSNi under the Spinco Agreement, dated May 13, 2008, among IAC, Liberty and affiliates of Liberty that held shares of IAC common stock and/or Class B common stock at the time such Spinco Agreement was entered into, and (ii) as required by the Spinco Agreement, entered into a registration rights agreement with the Liberty Parties. Following is a summary of the material provisions of each of these agreements that remain in effect.

Representation of Liberty on the Board of Directors

The Spinco Agreement generally provides that so long as Liberty beneficially owns securities of HSNi representing at least 20% of the total voting power of HSNi’s equity securities, Liberty has the right to nominate up to 20% of the directors serving on the Board of Directors (rounded up to the nearest whole number). Any individual nominated by Liberty must be reasonably acceptable to a majority of the directors on HSNi’s Board who were not nominated by Liberty. All but one of Liberty’s nominees serving on the Board of Directors must qualify as “independent” under applicable stock exchange rules. In addition, the Governance Committee of the Board may include only “Qualified Directors,” namely directors other than any who were nominated by Liberty, are officers or employees of HSNi or were not nominated by the Governance Committee in connection with their initial election to the Board and for whose election any Liberty Party voted shares.

Acquisition Restrictions

The Liberty Parties have agreed not to acquire beneficial ownership of any equity securities of HSNi (with specified exceptions) unless:

•	the acquisition was approved by a majority of the Qualified Directors;

•	the acquisition is permitted under the provisions described in “Competing Offers” below; or

•	after giving effect to the acquisition, Liberty’s ownership percentage of the equity securities of HSNi, based on voting power, would not exceed the Applicable Percentage.

The “Applicable Percentage” is Liberty’s ownership percentage upon the spin-off of HSNi, based on voting power plus 5%, but in no event more than 35%. Notwithstanding the foregoing, Liberty’s beneficial ownership may increase above the Applicable Percentage as a result of HSNi’s share repurchase program. Following the spin-off, the Applicable Percentage for the Spinco is reduced for specified transfers of equity securities of the

Spinco by the Liberty Parties. During the first two years following the spin-off, acquisitions by the Liberty Parties were further limited to specified extraordinary transactions and, otherwise, to acquisitions representing no more than one-third of HSNi Common Stock received by the Liberty Parties in the spin-off.

Transfer Restrictions

Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by the Liberty Parties of any equity securities of HSNi to any person except for certain transfers, including:

•	transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in “broker transactions”);

•	transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by HSNi;

•

transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of the Liberty Parties, to any person whose ownership percentage (based on voting power) of HSNi’s equity securities, giving effect to the transfer, would exceed 15%;

•

a transfer of all of the equity securities of HSNi beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee’s ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement;

•

specified transfers in connection with changes in the beneficial ownership of the ultimate parent company of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

•	specified transfers relating to certain hedging transactions or stock lending transactions in respect of the Liberty Parties’ equity securities in HSNi, subject to specified restrictions.

Competing Offers

During the period when Liberty has the right to nominate directors to the Board, if the Board determines to pursue certain types of transactions on a negotiated basis (either through an “auction” or with a single bidder), Liberty is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that HSNi is negotiating with a single bidder, the Board must consider any offer for a transaction made in good faith by Liberty but is not obligated to accept any such offer or to enter into negotiations with Liberty.

If a third party (x) commences a tender or exchange offer for at least 35% of the capital stock of HSNi other than pursuant to an agreement with HSNi or (y) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and the Board fails to take certain actions to block such third party from acquiring an ownership percentage of HSNi (based on voting power) exceeding the Applicable Percentage, the Liberty Parties generally will be relieved of the obligations described under “Acquisition Restrictions” above to the extent reasonably necessary to permit Liberty to commence and consummate a competing offer. If Liberty’s ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (x) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreement will be terminated, and, following the later of the second anniversary of the spin-off and the date that Liberty’s ownership percentage (based on voting power) exceeds 50%, the obligations described under “Acquisition Restrictions” will be terminated.

Other

Following the spin-off, amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between a Liberty Party and HSNi that would be reportable under the proxy rules) will require the approval of the Qualified Directors.

Registration Rights Agreement

Under the registration rights agreement, the Liberty Parties and their permitted transferees (the “Holders”) will be entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of HSNi common stock received by the Liberty Parties as a result of the spin-off and other shares of HSNi common stock acquired by the Liberty Parties consistent with the Spinco Agreement (collectively, the “Registrable Shares”). The Holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the Registrable Shares.

HSNi will be obligated to indemnify the Holders, and each selling Holder will be obligated to indemnify HSNi, against specified liabilities in connection with misstatements or omissions in any registration statement.

ANNUAL REPORTS AND OTHER MATERIALS

Upon written request to the Corporate Secretary, c/o HSN, Inc., 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Legal Department, we will provide without charge to each person solicited an additional copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. Copies are also available on our website, www.hsni.com. We will furnish requesting shareholders with any exhibit not contained in its Annual Report upon written request without charge.

Our code of business conduct and ethics, which applies to all employees (including executive officers) and directors is posted on our website at www.hsni.com. The code of business conduct and ethics complies with applicable laws and listing requirements. Any waivers to the code of business conduct and ethics for our executive officers and directors will also be disclosed on our website. We will furnish requesting shareholders with a copy of our code of business conduct and ethics upon written request without charge.

PROPOSALS BY SHAREHOLDERS FOR THE 2014 ANNUAL MEETING

Shareholders who intend to have a proposal considered for inclusion in HSN, Inc. proxy materials for presentation at the 2014 annual meeting of shareholders must submit the proposal to us at our corporate headquarters no later than 5:00 p.m., Eastern Time, November 25, 2013 which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Shareholders who intend to present a proposal at the 2014 annual meeting of shareholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to HSN, Inc. no earlier than January 9, 2014 and no later than 5:00 p.m., Eastern Time, February 8, 2014 in accordance with the provisions of our By-Laws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 8, 2013.

The Proxy Statement and Annual Report to Shareholders are available at:

•	http://www.envisionreports.com/hsni; and

•	HSNi’s investor relations website at www.hsni.com.

YOUR VOTE IS VERY IMPORTANT. THE BOARD ENCOURAGES YOU TO MARK,

DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Time, on May 7, 2013.
Vote by Internet
• Go to www.envisionreports.com/HSNI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	01 - William Costello	02 - James M. Follo	03 - Mindy Grossman	+
	04 - Stephanie Kugelman	05 - Arthur C. Martinez	06 - Thomas J. McInerney
	07 - John B. (Jay) Morse	08 - Ann Sarnoff	09 - Courtnee Ulrich

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2013	☐	☐	☐	3. To consider and act upon any other business that may properly come before the meeting or any adjournment thereof

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                                     01M4JD

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — HSN, Inc.
Notice of 2013 Annual Meeting of Shareholders
1 HSN Drive, St. Petersburg, FL 33729
Proxy Solicited by Board of Directors for Annual Meeting — May 8, 2013

Mindy Grossman and Judy A. Schmeling, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of HSN, Inc. to be held on May 8, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposal 2.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted upon appear on reverse side.)